Exhibit 10.38

LOAN AGREEMENT
Between
KBS SOR II LINCOLN COURT, LLC,
a Delaware limited liability company,
as Borrower,
U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as Administrative Agent, lead arranger and book manager,
and
U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as a Lender

TABLE OF CONTENTS

		Page
I. LOAN		15
1.1	Principal	15
1.2	Interest	15
1.3	LIBOR Rate Option	16
1.4	Maturity Date; Extension	16
1.5	Prepayment	1
1.6	Yield Protection	19
1.7	Inability to Determine LIBOR	20
1.8	Illegality	20
1.9	Capital Adequacy	20
1.10	Indemnification of Agent and the Lenders	22
1.11	Default Rate	22
1.12	Late Payment Charge	22
1.13	Effective Rate	22
1.14	Application of Payments	22
1.15	Fees	23
1.16	No Waiver by Agent	23
1.17	Commitment Reduction; Principal Amortization Payment	23
1.18	Taxes	23
1.19	Persons Authorized to Sign Draw Requests on Behalf of Borrower	27
II. CONDITIONS OF BORROWING		27
2.1	Pre-Closing Requirements	27
2.2	Loan Documents	29
2.3	Recordation of Mortgage; Title Insurance	29
2.4	Opinion of Borrower's Attorneys	29
2.5	Fees	29
2.6	SNDA's and Estoppels	29
2.7	Conditions for Disbursement	30
2.8	Borrower Operating Accounts	30
2.9	Credit Approval	30
2.10	Allocation for Tenant Improvements	30
III. ADVANCES OF LOAN PROCEEDS		30
3.1	General	30
3.2	Inspections	31
3.3	Responsibility of Agent and the Lenders	31
3.4	[Reserved]	31
3.5	Initial Advance and Additional Advances	31
3.6	Additional Conditions to Each Disbursement From the Tenant Improvement Allocation	32
IV. REPRESENTATIONS AND WARRANTIES OF BORROWER		34
4.1	Legal Status of Borrower	34
4.2	Title	34

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4.3	No Breach of Applicable Agreements or Laws	34
4.4	No Litigation or Defaults	34
4.5	Financial and Other Information	35
4.6	No Defaults under Loan Documents or Other Agreements	35
4.7	Boundary Lines; Conformance with Governmental Requirements and Restrictions	35
4.8	Utilities, Etc.	35
4.9	Personal Property	35
4.10	Condemnation	36
4.11	Governmental Regulations	36
4.12	Employee Benefit Plans	36
4.13	Brokers	36
4.14	Defects and Hazards	36
4.15	Permits	36
4.16	No Consumer Purpose	36
4.17	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	36
V. COVENANTS OF BORROWER		37
5.1	Paying Costs of Property and Loan	37
5.2	Using Loan Proceeds	37
5.3	Keeping of Records	38
5.4	Providing Financial Information	38
5.5	Providing Operating Budgets and Operating Statements	38
5.6	Providing Leasing Information	39
5.7	Maintaining Insurance Coverage	39
5.8	Complying with Other Documents	39
5.9	Lease Approval Rights	39
5.10	Compliance with Laws	40
5.11	Ownership of Personal Property	40
5.12	Representations and Warranties	40
5.13	Trade Names	41
5.14	No Distributions	41
5.15	Future Development	41
5.16	Further Assurances	41
5.17	Notice of Litigation, Etc.	41
5.18	USA Patriot Act Compliance Covenant	42
5.19	Maintenance of Existence	42
5.20	Borrower Operating Accounts	42
5.21	Single Purpose Entity Provisions	42
5.22	No Other Debt	43
5.23	Minimum Required Historic Debt Services Coverage Ratio	43
5.24	Lease Termination Account	44
5.25	Borrower and Guarantor Covenants	44
5.26	EIN	44
5.27	Affiliate Transactions	44
VI. DEFAULTS		45
6.1	Events of Default	45

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6.2	Rights and Remedies	47
VII. MISCELLANEOUS		47
7.1	Binding Effect; Waivers; Cumulative Rights and Remedies	47
7.2	Survival	47
7.3	Governing Law; Waiver of Jury Trial	48
7.4	Counterparts	48
7.5	Notices	48
7.6	Agent's Sign	49
7.7	No Third Party Reliance	49
7.8	Time of the Essence	49
7.9	Entire Agreement; No Oral Modifcations	49
7.10	Captions	49
7.11	Joint and Several Liability	49
7.12	Borrower's Relationship with Agent and the Lenders	49
7.13	Swap Transactions	49
7.14	Automatic Deductions and Credit	51
7.15	Borrower Waiver	51
7.16	Reduction of Committed Amount	51
7.17	USA Patriot Act Notice	51
7.18	Document Imaging and Electronic Transactions	52
7.19	Limited Recourse Provision	52
7.20	Statute of Frauds	52
VIII. AGENCY PROVISIONS		52
8.1	Agency	52
8.2	Resignation of Agent; Removal	54
8.3	Administration	54
8.4	Actions by Agent; Required Consents	55
8.5	Payments	57
8.6	Management of Acquired Collateral	59
8.7	Defaulting Lender	60
8.8	Representation, Warranties and Acknowledgments	62
8.9	Assignments; Participation	63
8.10	Register	66
8.11	Other Business	66
8.12	Consents	66
8.13	Agent as Lender	66
8.14	Notification of Defaults and Events of Default	66
8.15	No Reliance by Borrower	66
8.16	Reliance	67
8.17	Pledge to Federal Reserve Bank	67
8.18	Confidentiality	67

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LIST OF EXHIBITS
EXHIBIT A    ‑    Assignment and Assumption Agreement
EXHIBIT B    ‑    Description of Improvements
EXHIBIT C    ‑    Legal Description of the Land
EXHIBIT D    ‑    Permitted Encumbrances
EXHIBIT E    ‑    [Intentionally Deleted]
EXHIBIT F    ‑    Title Insurance Requirements
EXHIBIT G    ‑    Insurance Requirements
EXHIBIT H    ‑    Notices and Wire Instructions
EXHIBIT I    ‑    Commitments and Commitment Percentages of Lenders
EXHIBIT J    ‑    Form of Draw Request
EXHIBITS K-1 through K-4    ‑ Forms of U.S. Tax Compliance Certificates

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LOAN AGREEMENT
THIS LOAN AGREEMENT is made and entered into as of May 20, 2016, by and between (i) KBS SOR II LINCOLN COURT, LLC, a Delaware limited liability company ("Borrower"), (ii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent, lead arranger and book manager ("Agent"), and (iii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as a Lender, and together with any other bank that becomes a "Lender" after the Closing Date (each a "Lender" and collectively, the "Lenders").
WITNESSETH THAT, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
DEFINITIONS
For the purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:
Additional Advance: As defined in Section 3.5.
Advance: Any portion of the Loan advanced to or for the benefit of Borrower in accordance with the terms hereof.
Advance Date: As defined in Section 3.5.
Affiliate: means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Controls (which includes the correlative meanings of "controlled by" and "under common control with") means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.
Agent: U.S. Bank National Association, as agent for itself and for other financial institutions which are now or may in the future become parties to this Agreement.

Agreement: This Loan Agreement, including any amendments hereof and supplements hereto executed by Borrower and Agent.
Anti-Corruption Laws: Means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.
Applicable Interest Rate: has the meaning set forth in Section 1.2.
Appraisal: A written appraisal of the Land and Improvements prepared by an Appraiser and requested by or delivered to Agent, in each case in form, content and methodology satisfactory to Agent and Majority Lenders, each in their reasonable discretion, and in compliance with all applicable legal and regulatory requirements (including the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, 12 U.S.C. §§ 3331, et seq., as amended (or any successor statute thereto), and the regulations promulgated thereunder).
Appraiser: Any independent appraiser selected by Agent who meets all regulatory requirements applicable to Agent, who is a member of the Appraisal Institute with a national practice and who has experience with real estate of the same type as the Land and Improvements to be appraised.
Approved Fund: Means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Assignee Lender: An assignee satisfying the conditions for assignment set forth in the first or second sentences in Section 8.9.
Assignment and Assumption Agreement: An instrument in the form of Exhibit A or any other form reasonably approved by Agent, duly completed and executed and delivered, provided that such other form contains the following provision set forth above the signature block: "(Borrower is executing its signature block below solely for the purpose of acknowledging receipt of the Assignment and Assumption Agreement, to which this acknowledgement is attached, and by signing below, Borrower shall not incur any additional obligations or additional liability except as contemplated by the Loan Documents)."
Borrower: KBS SOR II LINCOLN COURT, LLC, a Delaware limited liability company.
Business Day: Any day other than a Saturday, a Sunday, or a legal holiday on which Agent is not open for business.
Change: Shall have the meaning ascribed to such term in Section 1.9 of this Agreement.
Closing Date: The date upon which all of the conditions set forth in Section 2 are satisfied and the Mortgage is recorded in the Official Records, which date must, in no event, be later than the Termination Date.

Committed Amount: Thirty-Six Million Two Hundred Thousand and No/100 Dollars ($36,200,000), subject to possible reduction as set forth in Sections 1.4, 1.5, 1.17 and 7.16 hereof.
Commitment: Means, collectively, the aggregate commitment of Lenders to make Advances to the Borrower, and individually with respect to each Lender, the amount of such Lender's individual commitment to make Advances to the Borrower, all as may be amended from time to time pursuant to this Agreement.
Commitment Percentage: With respect to each Lender's pro rata share of all right, title and interest in each of the Committed Amount and the Loan Documents, as set forth on Exhibit I attached hereto, as amended and modified by unilateral action of Agent from time to time to reflect the sale or assignment of a portion of the Loan (which, unless otherwise specified, shall be the amount of such Lender's commitment divided by the aggregate amount of the commitments of all Lenders).
Consultants: Third party experts retained by Agent to assist it in connection with closing, advancing, disbursing or administering the Loan.
Default Rate: As defined in Section 1.11 hereof.
Defaulting Lender: Any Lender, as determined by the Agent, who for any reason shall fail or refuse to abide by its obligations under the Loan Documents or this Agreement within the time periods specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days, including, but not limited to any Lender that has (a) failed to fund any portion of its Loan within one Business Day of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within one Business Day after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund its prospective Loan, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any portion of its Loan hereunder at the time or in the amount required to be funded under the terms of this Agreement.

Draw Request: A written request by Borrower, in the form attached hereto as Exhibit J, for an advance of Loan proceeds under this Agreement.
DSCR Testing Date: Has the meaning set forth in Section 5.23 of this Agreement.
Eligible Assignee: means any Person except a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), the Borrower, any of the Borrower’s Affiliates or any Defaulting Lender or any of its Affiliates.
Environmental Indemnity: That certain Unsecured Environmental Indemnity of even date herewith, executed by Borrower in favor of Agent, for the benefit of Lenders, setting forth certain indemnification obligations relating to "Hazardous Substances" (as defined therein), as the same may be amended, modified, replaced or substituted from time to time.
Environmental Insurance Policy: As defined in Section 2.1(r) hereof.
Equipment: All fixtures, equipment and personal property owned by Borrower and located or to be located in or on, and used in connection with the construction, management, maintenance or operation of the Land and the Improvements.
Event of Default: Any event set forth in Section 6.1.
Excluded Swap Obligation: With respect to Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the Guaranty by Guarantor of, or the grant by Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty by Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to a Swap Transaction for which such guaranty or security interest is or becomes illegal.
Excluded Taxes: Means any of the following Taxes imposed on or with respect to Agent or any Lender or Lending Installation or required to be withheld or deducted from a payment to Agent or such Lender or Lending Installation, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Installation, except in each case to the extent that, pursuant to Section 1.18, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, (c) Taxes attributable to such recipient's failure to comply with Section 1.18(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.
Extension Debt Service Coverage Ratio: Shall mean a fraction, the numerator of which is the Extension Net Operating Income from the Property, and the denominator of which is an amount equivalent to the sum of (a) an amount, as reasonably determined by Agent, equivalent to the interest that would accrue on the Loan at the then Committed Amount for a one year period, at a rate of interest which is the greater of (i) six and one-half percent (6.5%) per annum, and (ii) the rate of two and one-quarter percent (2.25%) per annum above the Treasury Note Rate, and (b) an amount for such one year period, as reasonably determined by Agent, equivalent to the amount of principal that would be payable during such one year period according to a schedule that would fully amortize the entire Committed Amount of the Loan over a thirty (30) year period given the foregoing rate of interest. Such Extension Debt Service Coverage Ratio shall be calculated as of the then applicable Maturity Date.
Extension Net Operating Income: Shall mean the first year appraisal net operating income as set forth in the Appraisal approved by Agent in connection with any Extension under Section 1.4 hereof, subject to adjustment as reasonably determined by Agent, including, without duplication, a reduction in net operating income for a replacement reserve equal to $0.25 per sq. foot for all the Improvements. Agent shall also take into consideration, and include within the Extension Net Operating Income, base rent payable under any lease which is then in effect but which is in a free rent period during the applicable time period under consideration in the subject Appraisal, subject to the following conditions: (i) the tenant under such lease is not in default, (ii) Agent has approved the terms of the lease in its reasonable discretion for the purposes of calculating the rents payable thereunder and the Extension Net Operating Income, (iii) as of the Existing Maturity Date, the number of months remaining prior to the date rent commences under such lease does not exceed six months and (iv) Agent shall make such positive adjustment to said rental income for the amount which equals the product of (a) the number of months of free rent remaining as of the date of such calculation multiplied by (b) the actual monthly rent collections anticipated on the date rent commences under such lease. The preceding sentence shall not be deemed to modify Section 5.9 hereof, and shall provide Agent with approval rights only with respect to including base rent payable under leases in a "free rent" period in the calculation of Extension Net Operating Income.
FATCA: Means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Rate: As of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Agent.
Fee Letter: That certain Fee Letter between Borrower and U.S. Bank dated as of May 20, 2016.
Foreign Lender: Means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.
Fund: Means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
GAAP: Generally accepted accounting principles as set forth in the Statement of Financial Accounting Principles No. 162: The Hierarchy of Generally Accepted Accounting Principles, as such may be subsequently revised, or in any successor pronouncement issued by the Financial Accounting Standard Board or Securities and Exchange Commission.
Governmental Authority: Means any governmental or quasi-governmental entity, including any court, department, commissions, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.
Governmental Requirements: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements applicable to Borrower, Agent and the Property.
Guarantor: KBS SOR US Properties II LLC, a Delaware limited liability company.
Guaranty: That certain Repayment Guaranty of even date herewith executed by Guarantor in favor of Agent and Lenders, as the same may be amended, modified, replaced or substituted from time to time.
Historic Debt Service Coverage Ratio: Shall mean a fraction, the numerator of which is the Net Operating Income from the Property before payment of debt service for the trailing six-month period in question (i.e., for the prior two calendar quarters in question) (calculated as provided below), annualized, and the denominator of which is an amount equivalent to the sum of (a) an amount, as reasonably determined by Agent, equivalent to the interest that would accrue during such six month period (i.e., for the prior two calendar quarters in question) on the then outstanding balance of the Loan (as of the applicable DSCR Testing Date), annualized, at a rate of interest which is the greater of (i) six and one-half percent (6.5%) per annum, and (ii) the rate of two and one-quarter percent (2.25%) per annum above the Treasury Note Rate (herein defined), and (b) an amount for such period, as reasonably determined by Agent, equivalent to the amount of principal that would be payable during such six month period, annualized, according to a schedule that would fully amortize the outstanding balance of the Loan over a thirty year period given the foregoing rate of interest. Net Operating Income shall be calculated by looking at the Net Operating Income during the prior two calendar quarters, provided that if the Historic Debt Service Coverage Ratio is being calculated within 60 days of the end of a calendar quarter, the Net Operating Income shall be calculated by looking at the Net Operating Income during the two calendar quarters preceding the immediately prior calendar quarter; e.g., if the Historic Debt Service Coverage Ratio is being calculated on January 10, 2017, the six-month period would be the period commencing on April 1, 2016 and ending on September 30, 2016 and if the Historic Debt Service Coverage Ratio is being calculated on March 16, 2017, the six-month period would be the period commencing on July 1, 2016, and ending on December 31, 2016).
Improvements: The buildings and improvements described on Exhibit B attached hereto and hereby made a part hereof and all other Improvements on the Land (including all sitework, utilities, infrastructure, paving, striping, signage, curb and gutter, landscaping and installation of all "common area" improvements required under any covenants encumbering the Property, required by applicable law, or zoning approvals entered into by Borrower, or improvements required to be constructed by Borrower pursuant to leases entered into by Borrower).
Indemnified Taxes: Means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
Initial Advance: The first advance of Loan proceeds to be made on or about the Closing Date in the amount of $33,500,000.
Interest Differential: That sum equal to the greater of zero (0) or the financial loss incurred by the Lenders resulting from prepayment, calculated as the difference between the amount of interest the Lenders would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Period) had prepayment not occurred and the interest the Lenders will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. The Interest Differential shall (i) be calculated by Agent on behalf of Lenders in accordance with Agent's customary underwriting practices and (ii) not be charged for any portion of the Loan prepaid that is accruing interest at the Monthly Reset LIBOR Rate.
Internal Revenue Code: The Internal Revenue Code of 1986, as amended.
Land: The land legally described on Exhibit C attached hereto and hereby made a part hereof, together with all additions thereto and substitutions therefor agreed to by Borrower and Agent.

Lenders: Each Lender that is a party to this Agreement and which hereafter becomes party to this Agreement, collectively, and each of their respective permitted successors and assigns.
Lending Installation: Means, with respect to a Lender or Agent, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the signature pages hereof (in the case of Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or Agent.
LIBOR: With respect to each LIBOR Rate Period applicable to any requested LIBOR Rate Advance, a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the rate which appears on the Reuters Screen LIBOR01 (or any successor or substitute thereto selected by Agent in its sole discretion) as of 11:00 a.m., London time, two (2) New York Banking Days prior to the first day of the applicable LIBOR Rate Period selected by Borrower, for United States dollar deposits having a term coinciding with the LIBOR Rate Period selected by Borrower, adjusted for any reserve requirements and any subsequent costs arising from a change in government regulation.
LIBOR Rate: An annual rate of interest equal to one and seventy-five one-hundredths percent (1.75%) per annum plus the greater of (i) zero percent (0%), and (ii) LIBOR (provided, however, that in the event there is a Swap Contract in place which Agent reasonably determines is applicable to the Loan and this transaction, then with respect to that portion of the outstanding principal balance of the Loan that is equal to the notional amount then applicable under such Swap Contract, there shall be no zero percent (0%) floor on the applicable LIBOR Rate, and the applicable LIBOR Rate as to such portion of the principal amount owing hereunder shall equal 1.75% per annum plus LIBOR). Agent's internal records of applicable interest rates shall be determinative in the absence of manifest error.
LIBOR Rate Advance: Any portion of the Principal Balance which bears interest at a LIBOR Rate; provided, however, that any LIBOR Rate Advance must be in the aggregate principal amount of at least $1,000,000 and in minimum increments of $250,000 thereafter.
LIBOR Rate Notice: A written notice from Borrower to Agent, received by Agent prior to 10:00 o'clock a.m. (California time) on a New York Banking Day at least two (2) New York Banking Days prior to the commencement date of any LIBOR Rate Period hereunder referred to therein (or the expiration of a previous LIBOR Rate Period with respect thereto), whereby Borrower elects to have an advance or a portion of the principal balance of the Note, as specified in said notice, be a LIBOR Rate Advance.
LIBOR Rate Period: The period commencing on the date any LIBOR Rate Advance is made and ending one (1) month, three (3) months, or six (6) months thereafter as selected by Borrower in its LIBOR Rate Notice pertaining thereto; provided, however, that (a) if any LIBOR Rate Period would end on a day that is not a New York Banking Day, such LIBOR Rate Period shall extend to the next New York Banking Day, unless, in the case of said LIBOR Rate Advance, such New York Banking Day would fall in the next calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding New York Banking Day, (b) any LIBOR Rate Period that begins on the last New York Banking Day of a calendar month

(or a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall end on the last New York Banking Day of the calendar month at the end of such LIBOR Rate Period, and (c) no LIBOR Rate Period shall end later than the then applicable Maturity Date.
Loan: The loan of the proceeds of the Note by Agent and the Lenders to Borrower in advances to be made pursuant to the terms of this Agreement.
Loan Documents: The documents described in this Agreement, which evidence and secure the Loan, including, but not limited to, the Note, the Mortgage, this Agreement, the Environmental Indemnity, the Guaranty and including any amendments thereof and supplements thereto executed by Borrower, Guarantor and/or and Agent.
Loan-to-Value Ratio: Shall have the meaning set forth in Section 1.4(f) of this Agreement.
Major Casualty Event. Shall have the meaning set forth in Section 1.5 of the Deed of Trust.
Majority Lenders: Lenders holding, in the aggregate, not less than fifty-one percent (51.0%) of the Committed Amount; provided, notwithstanding the foregoing, if at any time there are two or more Lenders, at least two Lenders holding an aggregate of not less than 51.0% of the Committed Amount shall be required to constitute the Majority Lenders.
Maturity Date: June 1, 2020, as such date may be extended in accordance with the provisions of Section 1.4.
Minimum Required Historic Debt Service Coverage Ratio: Shall have the meaning set forth in Section 5.23 hereof.
Money Markets: One or more wholesale funding markets available to Agent and Lenders, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds and interest rate swaps, or others.
Monthly Reset LIBOR Rate. Shall mean an annual rate of interest equal to one and seventy-five one-hundredths percent (1.75%) plus the greater of (i) zero percent (0%), and (ii) the one-month LIBOR rate quoted by Agent from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month (provided, however, that in the event there is a Swap Contract in place which Agent reasonably determines is applicable to the Loan and this transaction, then with respect to that portion of the outstanding principal balance of the Loan that is equal to the notional amount then applicable under such Swap Contract, there shall be no zero percent (0%) floor on the Monthly Reset LIBOR Rate, and the applicable Monthly Reset LIBOR Rate as to such portion of the principal amount owing hereunder shall equal 1.75% per annum plus such one-month LIBOR Rate). Notwithstanding the immediately preceding sentence, if on any date for determining the one-month LIBOR rate, Agent shall determine (which determination shall be conclusive in the absence of manifest error) that (a) because of circumstances affecting the Money Markets, adequate and fair means do not exist for ascertaining the one-month LIBOR rate, or (b) it is unlawful to maintain any advance of the Loan at a rate based on the one-month LIBOR rate, Agent shall promptly give to Borrower telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances and/or illegality. After receipt of such notice and during the existence of such circumstances and/or illegality, the interest rate shall be determined based upon an alternate index selected by Agent, in its sole discretion, reasonably comparable to that of one-month LIBOR, intended to generate a return substantially the same as that generated by the one-month LIBOR rate, and all references in the Loan Documents to the one-month LIBOR rate shall be deemed to be references to such alternate rate while such rate is in effect.
Monthly Reset LIBOR Rate Advance. Any portion of the Principal Balance which bears interest at a Monthly Reset LIBOR Rate.
Mortgage: That certain deed of trust, of even date herewith executed by Borrower as grantor in favor of Agent for the benefit of Lenders, as grantee to be recorded in the official records of the county in which the Property is located (the "Official Records"), granting security title to, and creating a first lien on the Land, the Improvements, and all buildings, fixtures and improvements now or hereafter owned or acquired by Borrower and situated on the Land, and all rights and easements appurtenant thereto, and granting security title to, and a first lien on and a security interest in the Equipment associated with and appurtenant to the Land, which Mortgage shall secure the Note and the other obligations specified therein, including any amendments to such Mortgage and supplements thereto executed by Borrower and Agent.
Net Operating Income: Shall mean the amount of (i) Rental Income for the applicable period of time in question (excluding any income from any lease if the tenant under such lease has given notice of termination or otherwise exercised any termination right under the lease, but including the annualized Rental Income for any newly executed leases for such space, and all other normal and recurring (but not extraordinary) cash income actually received by Borrower during the Calculation Period (defined below) from the ownership, use and operation of the Property), less (ii) the amount of Operating Expenses for such period of time, less (iii) a replacement reserve equal to $0.25 per square foot for all of the Improvements. In calculating Net Operating Income, Agent shall include in Rental Income the base rent payable under any lease which is in a free rent period during the applicable time period in question (the "Calculation Period"), subject to the following conditions:  (i) the tenant under such lease is not in default, (ii) Agent has approved the terms of the lease in its reasonable discretion for the purposes of calculating the Rental Income, (iii) as of the end of the Calculation Period the number of months remaining prior to the date rent commences under such lease does not exceed six months, and (iv) Agent shall make such positive adjustment to Rental Income for the amount which equals the product of (a) the number of months of free rent during the Calculation Period provided such months are during the six-month period prior to the date rent commences under such lease multiplied by (b) the actual monthly rent collections anticipated on the date rent commences under such lease.  The preceding sentence shall not be deemed to modify Section 5.9 hereof and shall provide Agent with approval rights only with respect to including base rent payable under leases in a "free rent" period in the calculation of Net Operating Income.

New York Banking Day: A Business Day which is also a day on which commercial banks are open for international business (including dealings in dollar deposits) in New York, New York and London, England.
Non-Lender Swap Counterparty: Means, with respect to any Swap Transaction with a Lender or an Affiliate of any Lender, any Person or entity (other than a Lender or an Affiliate of any Lender) that is or becomes a party to such Swap Transaction.
Note: The Promissory Note(s) of even date herewith, each executed and delivered by Borrower to the order of a Lender, in the aggregate maximum principal amount of up to $36,200,000, to evidence the Loan, as the same may be amended, modified, replaced or substituted from time to time (including any replacements or substitutions pursuant to Section 8.9(b) hereof).
Obligations: The obligations of Borrower to Agent and the Lenders described in the Loan Documents or arising under or in connection with any Swap Transaction between Borrower (or its Affiliate) and any one or more of the Lenders (or their respective Affiliates) in connection with the Loan.
OFAC: Means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.
Operating Budget: A detailed listing of all anticipated annual income and expenses from and for managing, maintaining and operating the Property, prepared by Borrower or its agent and in form and substance acceptable to Agent.
Operating Expenses: Shall mean any and all costs and expenses incurred in connection with the Property during the applicable time period in question, including without limitation (i) taxes and assessments imposed upon the Property payable by Borrower which are reasonably allocable to such time period, (ii) bond assessments which are reasonably allocable to such time period, (iii) insurance premiums for casualty insurance liability insurance, and environmental insurance carried in connection with the Property which are reasonably allocable to such time period, and (iv) operating expenses incurred by Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Property which are reasonably allocable to such time period. Operating Expenses shall not include any interest, principal, loan fees, extension fees or other payments on the Loan or capital expenditures (such as building improvements, tenant improvements or leasing costs).
Operating Statement: A current, detailed statement of income and expenses from and for managing, maintaining and operating the Property, in form and substance acceptable to Agent, certified as true, correct and complete by the Borrower's advisor's account controller or any other authorized agent, and expressly showing all variations from the Operating Budget for the period covered thereby.
Other Connection Taxes: means, with respect to Agent or any Lender, Taxes imposed as a result of a present or former connection between Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes: Means any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.
Participant Register: Shall have the meaning set forth in Section 8.9(g) of this Agreement.
Permitted Encumbrances: The liens, charges and encumbrances on title to the Property listed on Exhibit D hereto, if any.
Person: Any natural person, corporation, limited liability company, partnership (general or limited), limited liability partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
Permits: All governmental approvals, authorizations, permits and entitlements which have been or will be issued with respect to the Property, including building permits, annexation agreements, plot plan approvals, subdivision approvals, environmental approvals (including an environmental impact report if required under applicable law), sewer and water permits, and zoning and land use entitlements.
Principal Balance: $36,200,000 or so much thereof as may have been advanced from time to time to or for the benefit of Borrower and remains unpaid from time to time.
Property: The Land, the Improvements and the Equipment.
Protective Advances: Any amount advanced or expended by the Agent and/or the Lenders to preserve or protect the Lenders' rights with respect to the Loan, or the Property or other collateral for the Loan.
Regulation D: Regulation D (or any substitute regulations) of the Board of Governors of the Federal Reserve System (or any successor thereto), together with all amendments from time to time thereto.
Rental Income: Shall mean the rental income received by Borrower for the applicable period of time in question from the tenant leases of the Improvements which are then in effect (and as to which the tenants thereunder are paying rent).
Sanctioned Country: Means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.
Sanctioned Person: Means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state,

(b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person owned 50% or more, directly or indirectly, by any of the above.
Sanctions: Means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty's Treasury of the United Kingdom.
Swap Contract: Means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the "Master Agreement") published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between Swap Counterparty and Borrower (or its Affiliate) in connection with the Loan, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time, relating to or governing any Swap Transaction.
Swap Counterparty: Means any of the Lenders or an Affiliate of any of the Lenders, in its capacity as counterparty under any Swap Contract, in each case subject to Agent's reasonable approval.
Swap Obligation: With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act between any Lender and one or more Non-Lender Swap Counterparties.
Swap Transaction: Means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of Master Agreement (as such agreement may be amended, restated, extended, supplemented or otherwise modified in writing from time to time), including any such obligations or liabilities under any Master Agreement, entered into between Swap Counterparty and Borrower (or its Affiliate) in connection with the Loan.
Taxes: Means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
Temporary Permitted Debt Service Coverage Ratio: Shall mean 1.1 to 1.0.

Tenant Improvements: All finish improvements to the basic building shell of the Improvements for tenant space within the Improvements, as shown on the schedule thereof delivered by Borrower to Agent.
Tenant Improvement Allocation: Shall have the meaning ascribed to such term in Section 2.10 of this Agreement.
Termination Date: The date that is thirty (30) days following the date of this Agreement.
Tests: Such soil tests, chemical tests, materials tests and other tests and analyses as are reasonably required to confirm, with relative certainty, the absence of toxic or hazardous substances from the Property.
Title Company: First American Title Insurance Company.
Title Policy: A loan policy of title insurance in favor of Agent issued by the Title Company and complying with the requirements of Exhibit F attached hereto and hereby made a part hereof.
Treasury Note Rate: The yields reported, as of 10:00 a.m. (New York time) on any Business Day (hereinafter defined), on the display designated as "Page 678" on the Telerate Data Service (or such other display as may replace Page 678 on the Telerate Data Service) for actively traded U.S. Treasury securities having a maturity equal to ten (10) years, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the latest Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the applicable Business Day, in Federal Reserve statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to ten (10) years. Such implied yield shall be determined, if necessary, by (i) converting U.S. Treasury bill quotations from bond‑equivalent yields in accordance with accepted financial practice, and (ii) interpolating linearly between reported yields. The term "Business Day" as used in this paragraph means a day on which banks are open for business in New York, New York.
U.S. Bank: U.S. Bank National Association, a national banking association, in its capacity as a Lender, and not as Agent.
USA Patriot Act: Shall have the meaning ascribed such term in Section 5.18 hereof.
U.S. Tax Compliance Certificate: Has the meaning specified in Section 1.18(f).
Withholding Agent: Means Borrower and Agent.

I. LOAN
1.1    Principal. Subject to the terms, provisions and conditions of this Agreement, each Lender severally, but not jointly, agrees to lend to Borrower, pro rata in accordance with its Commitment Percentage, and Borrower agrees to borrow from the Lenders, the proceeds of the Loan, in accordance with the terms hereof until the Maturity Date (as may be extended pursuant to the terms of Section 1.4 below). All advances of Loan proceeds shall be evidenced by the Note. Amounts borrowed and repaid may not be subsequently reborrowed. As of the date hereof, the Committed Amount is $36,200,000, the Principal Balance is $33,500,000, and the proceeds of the Tenant Improvement Allocation have not yet been funded and shall be funded subject to the satisfaction of the conditions of Section 3.6 below.

1.2    Interest.
(a)    Absent an Event of Default hereunder, the outstanding principal balance hereunder shall bear interest at the Applicable Interest Rate (as defined below). The "Applicable Interest Rate" shall mean (a) the Monthly Reset LIBOR Rate, as the same may fluctuate from time to time, as to all amounts outstanding on the Loan, other than LIBOR Rate Advances, and (b) the LIBOR Rate as to those portions of the Loan that are LIBOR Rate Advances. Changes in the Monthly Reset LIBOR Rate (if applicable) shall become effective on the same day as the date of any change in the Monthly Reset LIBOR Rate, and shall apply to all advances made hereunder (other than LIBOR Rate Advances), whether such advances are made prior to, the same day as, or subsequent to any particular change in the Monthly Reset LIBOR Rate.
(b)    Interest accrued during each calendar month shall be payable, as accrued, on the first Business Day of the next calendar month, commencing on the first Business Day of the next calendar month following the calendar month in which the Initial Advance of the Loan is made, and all unpaid, accrued interest shall be paid in full at the time all advances are paid in full. If all unpaid advances made by Agent and Lenders have not been repaid on or before the Maturity Date, then the entire unpaid balance of all advances made by Agent and Lenders shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon, and with interest computed from and after that date in accordance with the terms of this Agreement and the Note, until all advances are paid in full.
(c)    All payments of principal and interest due hereunder must be made without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts must be paid by Borrower. Borrower shall pay the amounts necessary such that the gross amount of the principal and interest received by Agent and Lenders is not less than that required by this Agreement and the Note. If Borrower is required by law to deduct any such amounts from or in respect of any principal or interest payment hereunder, then (i) the sum payable to Agent and Lenders shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) Agent and Lenders receive an amount equal to the sum they would have received had no deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Borrower shall pay all stamp and documentary taxes. If, notwithstanding the foregoing, Agent or Lenders pay such taxes, Borrower shall reimburse Agent and Lenders for the amount paid. Borrower shall furnish Agent official tax receipts or other evidence of payment of all taxes.
(d)    Throughout the term of the Loan, interest will be calculated on the basis of a 360 day year and shall be computed for the actual number of days elapsed in the period for which interest is charged. If any payment of interest to be made by Borrower hereunder becomes due on a day which is not a Business Day, such payment must be made on the next succeeding Business Day.
(e)    Absent manifest error, Agent's records as to the amounts of principal, interest and other sums owing hereunder shall be conclusive and binding.
1.3    LIBOR Rate Option. If no Event of Default, or event which, with notice or lapse of time or both, could become an Event of Default, has occurred and is continuing under any Loan Document, Borrower may from time to time elect, by a LIBOR Rate Notice, to pay interest on the LIBOR Rate Advance described in said LIBOR Rate Notice at a LIBOR Rate during the LIBOR Rate Period specified in said LIBOR Rate Notice. Agent shall notify Borrower of the LIBOR Rate applicable to any LIBOR Rate Period promptly after the same is determined by Agent, which determination, in the absence of manifest error, shall be final, conclusive and binding on Borrower. From and after the end of each LIBOR Rate Period, if Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the LIBOR Rate Period for a LIBOR Rate Advance, Agent may at any time after the end of the LIBOR Rate Period convert the LIBOR Rate Advance to a Monthly Reset LIBOR Rate Advance accruing interest at the Monthly Reset LIBOR Rate, but until such conversion, such LIBOR Rate Advance shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Advance prior to the end of the LIBOR Rate Period, unless and until Borrower has again properly elected, by a LIBOR Rate Notice, to pay interest thereon at a LIBOR Rate pursuant to this Agreement. Notwithstanding the foregoing, no more than four (4) LIBOR Rate Advances may be outstanding at any time. Subject to the terms and conditions set forth in Section 1.5 and Section 1.10, LIBOR Rate Advances may be repaid or prepaid on any day; provided, however, Borrower shall also pay to Agent, from time to time, on demand, any sums necessary to compensate Agent and Lenders for all costs, expenses, claims, penalties and liabilities incurred by Agent and Lenders by virtue of the repayment or prepayment of funds, or Agent's and Lenders' inability to repay or prepay funds, borrowed by Agent in the London interbank market to advance to Borrower or to make a LIBOR Rate available to Borrower, including, without limitation, the Interest Differential.
1.4    Maturity Date; Extension. All principal owing on the Loan, and all accrued interest and other sums owing under the Loan Documents not otherwise paid when due, shall be due and payable in full on the Maturity Date. Borrower shall have one (1) option to extend the term of the Loan (the "Extension") from the then existing Maturity Date (the "Existing Maturity Date") to a date that is twelve (12) months following the Existing Maturity Date (for purposes of this Section, the "Extended Maturity Date"), such Extension being subject to the satisfaction of each of the following conditions precedent:

(a)    Borrower shall provide Agent with written notice of Borrower's request to exercise its option to extend the then Existing Maturity Date not more than one hundred twenty (120) days but not less than forty-five (45) days prior to the then Existing Maturity Date;
(b)     As of the date of Borrower's delivery of the notice of request to exercise its option to extend, and as of the then Existing Maturity Date, no Event of Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing to the best of its knowledge;
(c)    Prior to the commencement of the Extension, Borrower shall deliver to Agent, at Borrower's sole cost and expense, a date-down to the Title Policy in form and substance acceptable to Agent and such title insurance endorsements reasonably required by Agent to the extent available in California;
(d)    Immediately prior to the commencement of the Extension, Borrower shall pay to Agent an extension fee in an amount equal to one eighth of one percent (0.125%) of the then Committed Amount;
(e)    Borrower shall be in compliance with the financial covenants contained in the Loan Documents;
(f)    Immediately prior to the commencement of the Extension, the ratio of the then applicable Committed Amount to the then "As-Is" appraised value (based on evidence reasonably satisfactory to Agent, including, if required by Agent or Borrower, an updated Appraisal approved by Agent) of the Property (the "Loan-to-Value Ratio") shall not exceed sixty-five percent (65%), as calculated by Agent; provided, however, if the required Loan-to-Value Ratio is not met, Borrower may (1) pay down the outstanding principal amount of the Loan and permanently reduce the Committed Amount by an amount (as reasonably determined by Agent) sufficient to cause the above-required Loan-to-Value Ratio to not exceed 65%; and/or (2) to the extent that a principal payment is not required to permanently reduce the Committed Amount to the required amount, permanently reduce the Committed Amount by an amount (as reasonably determined by Agent) sufficient to cause the above-required Loan-to-Value Ratio to not exceed 65%, provided that any such pay down shall be without any prepayment premium or exit fees, other than (i) the Interest Differential and all other sums and amounts owing under Section 1.10 hereof, and (ii) all sums and amounts (including without limitation fees, breakage costs, discontinuance premiums and other amounts) payable or owing in connection with any Swap Contracts and/or Swap Transactions;
(g)    Immediately prior to the commencement of the Extension, the Extension Debt Service Coverage Ratio shall be at least 1.25 to 1.0. However, if the foregoing required Extension Debt Service Coverage Ratio is not met, Borrower shall have the right to permanently reduce the Committed Amount by an amount (as reasonably determined by Agent) sufficient to cause the above-required Extension Debt Service Coverage Ratio to be satisfied, and/or pay to Agent, for application to the outstanding principal balance of the Loan, the amount, if any, required in order to satisfy the Extension Debt Service Coverage Ratio requirement in light of the new permanently reduced Committed Amount, provided that any such pay down shall be without any prepayment premium or exit fees, other than (i) the Interest Differential and all other sums and amounts owing under Section 1.10 hereof, and (ii) all sums and amounts (including without limitation fees, breakage costs, discontinuance premiums and other amounts) payable or owing in connection with any Swap Contracts and/or Swap Transactions.
(h)    Immediately prior to the commencement of the Extension, Guarantor shall be in compliance with the financial covenants set forth in the Guaranty, and Agent shall have received a certificate from Guarantor certifying such compliance.
If each of the foregoing conditions precedent are satisfied, and the then Existing Maturity Date is extended as provided above to the Extended Maturity Date as used herein and in the other Loan Documents, the term "Maturity Date" shall thereafter mean the Extended Maturity Date.

1.5    Prepayment.
(a)    Subject to Section 1.10 hereto and Section 1.5(b) below, Borrower may prepay, in full or in part, principal advanced under the Loan and accrued interest thereon, provided that Borrower shall give Agent two (2) Business Days' prior written notice of the date of prepayment. If Borrower prepays all or any portion of the Loan, Borrower shall also pay to Agent and Lenders any and all sums necessary to compensate Agent and Lenders for all costs, expenses, claims, penalties and liabilities incurred by Agent and Lenders by virtue of the repayment or prepayment of funds, or Agent's and/or Lenders' inability to repay or prepay funds borrowed by Agent and/or Lenders in the London interbank market to advance to Borrower or to make a LIBOR Rate available to Borrower, including, without limitation, the Interest Differential. In addition to the foregoing, any prepayment of principal advanced under the Loan shall be subject to the provisions of Section 1.10.
(b)    In addition to all other sums then owing hereunder, Borrower shall pay to Agent for the benefit of Lenders (i) an exit fee equal to one-half percent (0.5%) of any principal amount of the Loan that is paid prior to June 1, 2017, and (ii) no exit fee shall be due and payable for any payment that is made on or following June 1, 2017 (provided, that no exit fee shall be payable in connection with (1) any prepayment of the Loan or any reduction of the Committed Amount to the extent such prepayment or reduction is made to meet any financial test or covenant (including, without limitation, those set forth in Sections 1.4(f), 1.4(g), and 5.23), or (2) a reduction of the Committed Amount (that does not involve a payment) made pursuant to Section 7.16 below. Borrower expressly waives any and all rights it may have under California Civil Code Section 2954.10 or otherwise to repay the Loan in whole or in part without premium or penalty, including without limitation the payment of a prepayment fee or penalty for prepayment upon acceleration. Borrower acknowledges that the foregoing prepayment fee is a material part of the consideration for the Agent and Lenders making the Loan, which has been given individual weight to the consideration for the Loan and this waiver and agreement.
BORROWER'S INITIALS: __/s/ Authorized Signatory__

Section 1.5

1.6    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by Agent or any Lender (or applicable Lending Installation) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)    subjects Agent and/or any Lender (or any applicable Lending Installation) to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to Agent and/or any Lender in respect of the Loan or participations therein, including without limitation the principal of or interest on any LIBOR Rate Advance or any other fees or amounts payable hereunder (other than with respect to Excluded Taxes), or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Agent and/or any Lender (or any applicable Lending Installation), or
(c)    imposes any other condition the result of which is to increase the cost to Agent and/or any Lender (or any applicable Lending Installation) of making, funding or maintaining the Loan or any LIBOR Rate Advance (or any related Loan commitment), or to reduce any amount receivable by Agent and/or any Lender (or any applicable Lending Installation) in connection with the Loan or participations therein (whether of principal, interest or otherwise), or requires Agent and/or any Lender (or any applicable Lending Installation) to make any payment calculated by reference to the amount of the Loan by an amount deemed material by Agent and/or such Lender, and the result of any of the foregoing is to increase the cost to Agent and/or such Lender (or applicable Lending Installation) of making or maintaining the Loan or to reduce the return received by Agent and/or such Lender (or applicable Lending Installation), as the case may be, in connection with the Loan, then, upon written demand by Agent, Borrower shall pay Agent and/or such Lender such additional amount or amounts as will compensate Agent and/or such Lender for such increased cost or reduction in amount received, as reasonably determined by Agent and/or such Lender. A statement from Agent setting forth such amount or amounts as shall be necessary to so compensate Agent and/or such Lender shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding upon Borrower. Borrower shall pay Agent (for the benefit of Agent and/or such Lender) the amount shown as due on any such statement within fifteen (15) days after its receipt of the same. Failure on the part of Agent and/or such Lender to demand compensation for any increased costs, lost income or reduction in amounts received or receivable shall not constitute a waiver of Agent's or such Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable. The protection under this section shall be available to Agent and the Lenders regardless of any possible contention of the invalidity or inapplicability of any law, regulation or directive which shall give rise to any demand by Agent or any Lender.

1.7    Inability to Determine LIBOR. In the event that on the date for determining LIBOR in respect of the LIBOR Rate Period for any LIBOR Rate Advance, Agent shall determine (which determination shall be conclusive in the absence of manifest error) that, by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining LIBOR for such LIBOR Rate Period, Agent shall promptly give to Borrower notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances, and the LIBOR Rate Advance in question shall bear interest, or continue to bear interest, as the case may be, at the Monthly Reset LIBOR Rate. If at any time subsequent to Agent's giving of such notice, Agent determines that because of a change in circumstances the LIBOR Rate is again available to Borrower, Agent shall so notify Borrower and shall convert the rate of interest payable with respect to such portion of the Principal Balance from the Monthly Reset LIBOR Rate to the LIBOR Rate. Nothing in this Section shall affect the LIBOR Rate then in effect on any LIBOR Rate Advance outstanding at the time of receipt by Borrower of such notice until the expiration of the LIBOR Rate Period in effect with respect to such LIBOR Rate Advance at such time.
1.8    Illegality. Notwithstanding anything to the contrary herein contained, if any Change shall make it unlawful for Agent and/or the Lenders to make or maintain any LIBOR Rate Advance or to give effect to its obligations as contemplated hereby, then, by written notice to Borrower, Agent may:
(a)    declare that LIBOR Rate Advances will not thereafter be made hereunder, in which event Borrower shall be prohibited from requesting LIBOR Rate Advances from Agent, and Agent shall not be required to make LIBOR Rate Advances to Borrower, hereunder unless such declaration is subsequently withdrawn; and
(b)    require, but only to the extent the Change affects outstanding LIBOR Rate Advances, that all outstanding LIBOR Rate Advances made by Agent and/or the Lenders be added to, and become a part of, the Monthly Reset LIBOR Rate Advances hereunder, in which event all such LIBOR Rate Advances shall automatically be added to, and become a part of, the Monthly Reset LIBOR Rate Advances as of the effective date of such notice as is hereinafter provided for (notwithstanding any provisions of the Note or this Agreement to the contrary), and interest shall accrue thereon, from and after said date, at the Monthly Reset LIBOR Rate or the Default Rate, whichever is then applicable. For purposes of this Section, a notice to Borrower by Agent shall be effective, if lawful, on the date of receipt by Borrower.
1.9    Capital Adequacy. If Agent determines the amount of capital required or expected to be maintained by Agent or any Lender, any Lending Installation of Agent or any Lender, or any corporation or other Person controlling Agent or any Lender is increased as a result of a Change, then, within fifteen (15) days of demand by Agent, the Borrower shall pay to Agent the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Agent determines is attributable to this Agreement or any Loan or commitment made hereunder (after taking into account Agent's policies as to capital adequacy). Without limiting the foregoing, such compensation shall include an amount equal to any reduction in return on assets or return on equity to a level below that which Agent or any Lender could have achieved absent its extension of credit hereunder and but for such Change. Agent will notify Borrower as promptly as practicable after it determines to demand such compensation. "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by Agent or any Lender (or any Lending Installation) or any corporation or other Person controlling Agent or any Lender, including without limitation, (a) any such law, regulation or change which affects the London interbank market, and (b) any such change which results in an adjustment (i) of the Federal Deposit Insurance Corporation assessment rate, (ii) of the reserve requirement specified by Regulation D. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

1.10    Indemnification of Agent and the Lenders. Except for a failure caused by Agent's default, Borrower shall indemnify Agent and Lenders against any loss or expense that Agent and/or Lenders may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any LIBOR Rate Advance, but excluding any Lender's, other than Agent's, attorneys' fees), as a consequence of (a) any failure of the Borrower to make any payment when due of any amount due under the Loan Documents, (b) any failure of the Borrower to borrow, continue or convert a LIBOR Rate Advance on a date specified therefor in a notice thereof, (c) any failure to fulfill on the scheduled commencement date of any LIBOR Rate Period hereunder the applicable conditions set forth herein as prerequisites to an advance that is to be a LIBOR Rate Advance or to the election of a LIBOR Rate Advance at a LIBOR Rate, (d) any failure to borrow hereunder after a LIBOR Rate Notice has been given, (e) any payment or prepayment permitted or mandated hereunder of a LIBOR Rate Advance on a date other than the last day of the relevant LIBOR Rate Period, including without limitation upon acceleration following an Event of Default, or (f) the occurrence of any Event of Default, including but not limited to any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain a LIBOR Rate Advance. Without limiting the foregoing, such loss or expense shall conclusively be deemed to include the Interest Differential. Because of the short‑term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of an Advance bearing interest at the LIBOR Rate shall be in an amount equal to the remaining entire principal balance of such advance. Agent shall provide to Borrower a statement, signed by an officer of Agent, explaining any such loss or expense and the Interest Differential, and setting forth, if applicable, the computations used to determine such loss or expense and the Interest Differential, which shall be conclusive and binding on Borrower, absent manifest error. All such loss, expense and Interest Differential shall be payable by Borrower to Agent within five (5) days of demand by Agent.
Borrower acknowledges that payment or prepayment of any LIBOR Rate Advance on a date other than the last day of an applicable LIBOR Rate Period shall result in Agent and Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities, and any such payment or prepayment therefore must include the Interest Differential and other sums set forth above. Borrower hereby expressly (a) waives any rights it may have under applicable law to prepay any LIBOR Rate Advance without penalty, upon acceleration of the maturity of the Loan, and (b) agrees that if a prepayment of any LIBOR Rate Advance is made, following any acceleration of the maturity of the Loan by the Agent on account of any transfer or disposition as prohibited or restricted by this Agreement or by the Mortgage, then Borrower shall be obligated to pay, concurrently therewith, as a prepayment premium, the applicable Interest Differential and other sums specified above. By initialing this provision in the space provided below, Borrower hereby declares that the Agent and Lenders' agreement to make the subject Loan at the interest rate and for the term set forth in this Agreement constitutes adequate consideration, given individual weight by Borrower, for this waiver and agreement.
BORROWER'S INITIALS: _/s/ Authorized Signatory__

Section 1.10

1.11    Default Rate. If an Event of Default shall occur and be continuing under the Note, this Agreement or under any of the other Loan Documents, or the entire Principal Balance, all interest accrued thereon, and all other amounts payable under the Loan have not been repaid on or before the Maturity Date, then the entire Principal Balance shall (without notice to or demand upon Borrower) become due and payable on said date, together with all unpaid, accrued interest thereon and all other amounts payable under the Loan, and with interest computed on all such sums from and after that date at a rate which is five percent (5.0%) per annum in excess of the rate(s) of interest then accruing on the Principal Balance, or at the maximum lawful rate of interest which may be charged thereon by Agent, if any, whichever is less (hereinafter called "Default Rate"), until all such amounts are paid in full.
1.12    Late Payment Charge. In the event that any required payment of principal and/or interest hereunder is not made on or before the due date thereof, taking into account any grace period, but expressly excluding payment of principal due upon maturity (by acceleration or otherwise), Borrower shall pay to Agent, for the benefit of Lenders, a late payment charge equal to five percent (5.0%) of the amount of the overdue payment, for the purpose of reimbursing Agent and Lenders for a portion of the expense incident to handling the overdue payment.
1.13    Effective Rate. It is the intent of Borrower, Agent and Lenders in the execution of this Agreement, the Note and all other Loan Documents, that the Loan be exempt from the restrictions of the usury laws of the State of California. Borrower, Agent and the Lenders agree that no payment of interest or other consideration made or agreed to be made by Borrower to Agent and/or the Lenders pursuant to this Agreement, the Note, the Mortgage or any other instrument referring to or securing the Loan shall, at any time, be deemed to have been computed at an interest rate in excess of the maximum rate of interest permissible by law, if any. In the event such payments of interest or other consideration provided for in this Agreement, the Note, the Mortgage or any other instrument referring to or securing the Loan shall result in payment of an effective rate of interest which, for any period of time, is in excess of the limit of the usury law or any other law applicable to the Loan evidenced by the Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party or parties hereto, be applied to the Principal Balance immediately upon receipt of such monies by Agent with the same force and effect as though Borrower had specifically designated, and Agent had agreed to accept, such extra payments as a principal payment, without premium or penalty. If principal has been fully paid, any such excess amount shall be refunded to Borrower. This provision shall control over every other obligation of Borrower, Agent and the Lenders hereunder and under the Note, the Mortgage any instrument which secures the Note.
1.14    Application of Payments. Unless Agent otherwise consents in writing, all proceeds and payments made and received under the Note shall be applied in the manner set forth in Section 8.5(b); provided, that if an Event of Default exists and is continuing, with the written consent of all Lenders, Agent may apply any payments and proceeds received to the obligations owing under the Loan Documents and any Swap Contracts between Borrower and a Swap Counterparty secured by the Property in such order and manner as Agent, with the consent of all Lenders, may elect (and if such consent is not forthcoming, in the order and manner set forth in Section 8.5(b)).

1.15    Fees. On the date hereof and on or before the dates set forth therein, Borrower shall pay U.S. Bank all fees, costs and expenses referenced in the Fee Letter. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, all fees, costs and expenses payable to U.S. Bank under the Fee Letter shall be solely for the account of U.S. Bank, and need not be shared with any other Lender (except only, if at all, as set forth in a separate letter agreement between U.S. Bank and such other Lender).
1.16    No Waiver by Agent. Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by Agent. All rights and remedies of Agent under the terms of this Agreement, the Note, or any of the other Loan Documents, and under any statutes or rules of law shall be cumulative and may be exercised successively or concurrently. Any provision of this Agreement and the Note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.
1.17    Commitment Reduction; Principal Amortization Payment. Provided that the term of the Loan is extended as provided in Section 1.4, commencing on July 1, 2020, and continuing on the first day of each month thereafter through the remaining term of the Loan, Borrower shall pay to Agent, for the benefit of Lenders, a principal amortization payment in the amount of $33,145, such payments to be applied by Agent to the principal amount of the Loan.
1.18    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. Borrower shall indemnify Agent and Lenders, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Agent and/or Lenders or required to be withheld or deducted from a payment to such Agent and/or Lenders and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 8.9(g) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.18, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(f)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1.18(f)(1), (2) and (4) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower:
(1)    any Lender that is a U.S. Person shall deliver to the Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), two (2)

executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(2)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(3)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and
(4)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 1.18 (including by the payment of additional amounts pursuant to this Section 1.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party's obligations under this Section 1.18 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
For purposes of the foregoing Section 1.18, the term "applicable law" includes FATCA.

1.19    Persons Authorized to Sign Draw Requests on Behalf of Borrower. In connection with any disbursement of the Loan, the following persons are hereby authorized to sign draw requests on Borrower's behalf: Andree Ngo, Dharshi Chandran, Ann Marie Watters, Stacie Yamane, Jeff Waldvogel, Tanya Fisher, Todd Smith, Kristin Almendarez, Robert Durand, and Lori Lewis.

II. CONDITIONS OF BORROWING
Neither Agent nor the Lenders shall be required to make any advances hereunder until the pre‑closing requirements, conditions and other requirements set forth below and in Article III have been completed and fulfilled to the satisfaction of Agent, at Borrower's sole cost and expense. It is agreed, however, that Agent and the Lenders may, in their discretion, make advances prior to completion and fulfillment of any or all of such pre‑closing requirements, conditions and requirements, without waiving its right to require such completion and fulfillment before any additional advances are made. If all conditions to the disbursement of the Loan are not satisfied by the Termination Date, Agent at its option and in its sole discretion may terminate this Agreement and all obligations of Agent and Lenders hereunder and under the other Loan Documents. Notwithstanding anything stated to the contrary in this Article II and/or in Article III herein or elsewhere in this Agreement, the initial funding of the Loan and/or recordation of the Mortgage shall be deemed a confirmation by Agent and the Lenders that all conditions precedent to the funding of the Initial Advance as set forth in this Article II have been satisfied or waived for all purposes, including for purposes of making of any Additional Advances under Article III (except as otherwise expressly reserved by Agent in a writing delivered to Borrower prior to the closing of the Loan).
2.1    Pre‑Closing Requirements. Prior to the closing of the Loan, Borrower shall provide to Agent each of the following, in form and substance acceptable to Agent.
(a)    A commitment for the Title Policy or a preliminary title report from the Title Company, complying with the standard requirements of Agent therefor, a copy of which has been delivered to Borrower.
(b)    Three (3) copies of a current, certified ALTA/ACSM LAND TITLE SURVEY of the Land, which shall also be prepared in accordance with Agent's standard requirements therefor, a copy of which has been delivered to Borrower.
(c)    [Intentionally Deleted].
(d)    An environmental report showing that no remedial environmental action is recommended or required and other information produced in connection with the Tests. The environmental report shall also specify whether or not any environmental assessment, study or statement with respect to the Property is required by any Governmental Requirement. If such an assessment, study or statement is so required, Borrower shall provide a copy thereof to Agent, and, if none is so required, Borrower shall provide Agent with an appropriate declaration of environmental nonsignificance relating to the Property, if available in the jurisdiction in which the Property is located.

(e)    Insurance policies or insurance certificates (conforming to the requirements of Exhibit G) written by insurers satisfactory to Agent and in amounts satisfactory to Agent, prepared in accordance with Agent's standard requirements therefor, a copy of which has been delivered to Borrower.
(f)    A flood zone certification from a qualified Consultant indicating that the improvements on the Property are not located in a flood plain or any other flood prone area, as designated by the Federal Emergency Management Agency or any other Governmental Authority; provided however that if the Property is so located, Borrower shall obtain and deliver to Agent evidence of flood insurance acceptable to Agent.
(g)    A zoning endorsement for the Property (to the extent available) insuring that the Property is in compliance with the applicable zoning and building codes.
(h)    An Agent-commissioned Appraisal of the Property, addressed to Agent prepared in substantial conformance with applicable Governmental Requirements, and signed by an Appraiser acceptable to Agent and Lenders.
(i)    UCC chattel lien searches from the office of the Secretary of State of Delaware, covering the name of Borrower.
(j)    A copy of Borrower's limited liability company agreement (certified by a manager as being true, correct, complete, unamended and in full force and effect) and a copy of Borrower's Articles of Organization (certified by the appropriate governmental officials in whose offices the same must be filed under applicable law), together with evidence, satisfactory to Agent, that Borrower has complied with all other filing requirements and fictitious name requirements, if any, necessary to permit Borrower to do business in California, and evidence, satisfactory to Agent, that Borrower has complied with the above‑mentioned documents in executing the Loan Documents; together with all formation documents for Guarantor.
(k)    A standard form of lease to be used by Borrower in leasing space within the Property.
(l)    A copy of each noncancelable agreement relating to the management, operation or maintenance of the Property and of each such agreement which cannot be cancelled by thirty (30) days' or less notice.
(m)    A proposed Operating Budget for the Property for its first year of operation.
(n)    The most current available financial statements of Borrower and Guarantor certified by the applicable party to be true, correct and complete in all material respects.
(o)    [Intentionally Deleted].
(p)    All title, zoning and entitlement information and documentation requested by Agent.

(q)    Other agreements, documents and exhibits, without limitation, which may be required, in Agent's judgment, to assure compliance with the requirements of this Agreement.
(r)    Receipt and approval by Agent of an environmental insurance policy covering the Property in form and substance acceptable to Agent, naming Agent (on behalf of Lenders) as additional insured (the "Environmental Insurance Policy").
2.2    Loan Documents. On or before the date of closing of the Loan, Borrower shall execute and deliver (or cause to be executed and delivered) to Agent the following documents in form and substance acceptable to Agent and to its counsel, to evidence and secure the Loan:
(a)    A Note for each Lender in an amount equal to the total initial Committed Amount times such Lender's Commitment Percentage.
(b)    The Mortgage.
(c)    A general assignment of all leases of and rents and income from the Property.
(d)    A first security interest in all Equipment and in all of Borrower's intangible property relating to the Property, created and evidenced by a security agreement (which may be incorporated within the Mortgage) and by appropriate Uniform Commercial Code financing statements.
(e)    The Guaranty.
(f)    All other Loan Documents.
(g)    Such other documents as Agent may reasonably require to evidence and secure the Loan.
Agent may designate which of the Loan Documents are to be placed of record, the order of recording thereof, and the offices in which the same are to be recorded. Borrower shall pay all documentary, recording and/or registration taxes and/or fees, if any, due upon the Loan Documents.
2.3    Recordation of Mortgage; Title Insurance. The Mortgage shall have been recorded in the Official Records, and Agent shall have received the Title Policy.
2.4    Opinion of Borrower's Attorneys. Agent shall have received from outside counsel for Borrower a current written opinion or opinions, in scope, form and substance reasonably acceptable to Agent.
2.5    Fees. Borrower shall have paid to U.S. Bank each of the fees specified in, and in accordance with the terms of, the Fee Letter.
2.6    SNDA's and Estoppels. Borrower shall on a commercially reasonable basis have provided to Agent, in form and substance satisfactory to Agent, (a) a subordination, non-

disturbance and attornment agreement for Firetide, Inc., a Delaware corporation, and (b) estoppels with respect to 75% of the current tenants for the Property.
2.7    Conditions for Disbursement. Borrower shall have satisfied all conditions for disbursement set forth in Article III (with respect to the initial disbursement of Loan proceeds being requested by Borrower).
2.8    Borrower Operating Accounts. Borrower shall maintain all of its operating accounts (which shall expressly exclude any initial collection accounts into which any rents from the Property are initially deposited, if any, provided such funds shall be promptly deposited into the operating account with Agent) (collectively, the "Borrower Operating Account") for the Property with Agent at all times during the term of the Loan (including any extensions thereof). Borrower hereby grants to Agent and Lenders a first priority lien and security interest in any funds and proceeds deposited with U.S. Bank in such Borrower Operating Account and in all other deposit accounts of Borrower with Agent or U.S. Bank to secure the Loan and all obligations of Borrower under the Loan Documents (collectively for the purposes of this Section 2.8, the "Collateral"). U.S. Bank, in its capacity as the depository bank for the Borrower Operating Accounts and any other deposit accounts of Borrower held with Agent or U.S. Bank, hereby acknowledges notice of the above pledge and security interest, and agrees to follow all instructions of Agent with respect thereto. The parties to this Agreement acknowledge that U.S. Bank, as depository bank, holds or will hold possession of the Collateral for the benefit of Agent and Lenders, as secured parties, and will take directions from U.S. Bank, as Agent, with respect to the Collateral.
2.9    Credit Approval. On or before the date of closing of the Loan, Agent and Lenders shall have completed their Property due diligence and received full credit approval with respect to the transaction.
2.10    Allocation for Tenant Improvements. The Loan contains an allocation for Tenant Improvements and leasing commissions (the "Tenant Improvement Allocation") in the amount of $2,700,000 and all or some of which shall be disbursed by Agent in accordance with the terms and conditions set forth in Article III below.

III. ADVANCES OF LOAN PROCEEDS
3.1    General. Subject to the terms and conditions set forth in this Agreement, each Lender shall, pro rata according to such Lender's Commitment Percentage of the Committed Amount, make advances to Borrower in such amounts as Borrower may request in accordance with the terms of this Agreement. All monies advanced by Agent and the Lenders (including amounts payable to Agent and the Lenders and advanced by Agent and the Lenders to themselves pursuant to the terms hereof) shall constitute loans made to Borrower under this Agreement, evidenced by the Note and this Agreement and secured by the other Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the Note, from the date Borrower's Loan account is charged with the amount of the advance, whether or not an advance made to the Title Company is fully disbursed by the Title Company or is withheld in full or in part.

No advance shall constitute a waiver of any condition precedent to the obligation of the Lenders to make any further advance or preclude Agent from thereafter declaring the failure of Borrower to satisfy any such condition precedent to be an Event of Default. All conditions precedent to the obligation of the Lenders to make any advance are imposed hereby solely for the benefit of Agent and the Lenders, and no other party may require satisfaction of any such condition precedent or shall be entitled to assume that Agent and the Lenders will make or refuse to make any advance in the absence of strict compliance with such condition precedent.
Agent may, at Agent's option, without any obligation to do so, advance to Agent and/or Lenders from the proceeds of the Loan all other sums due or to become due Agent and/or Lenders under this Agreement, under any Swap Contract entered into with Borrower or under any of the other Loan Documents, including but not limited to their fees, attorneys' fees, Appraisal fees, internal Appraisal review and other fees, administrative fees and expenses, syndication and transfer costs, and all other out-of-pocket expenses incurred by Agent in connection with this Agreement and with the Loan. Agent shall also have the right, but not the obligation, to advance and directly apply the proceeds of the Loan to the satisfaction of any of Borrower's other obligations hereunder, under any Swap Contracts entered into with Borrower or under any of the other Loan Documents.
In no event shall Agent and Lenders have any obligation to make any advance if the requested advance, plus the sum of all outstanding advances, would exceed the then current Committed Amount.
3.2    Inspections. Agent, the Title Company, Consultants and their representatives shall have access to the Property at all reasonable times and upon not less than twenty four hours prior notice, and shall have the right to enter the Property and to conduct such inspections thereof at their sole cost and expense, and subject to the rights of tenants under their leases, provided if an Event of Default exists, such inspection shall be at Borrower's expense, as they shall deem necessary or desirable for the protection of the interests of Agent and the Lenders.
3.3    Responsibility of Agent and the Lenders. It is expressly understood and agreed that neither Agent nor the Lenders assume any liability or responsibility for protection of the Property, for any representations made by Borrower, or for any acts on the part of Borrower to be performed under the Loan Documents.
3.4    [Reserved].
3.5    Initial Advance and Additional Advances. Provided that all of the terms and conditions precedent set forth in Article II above and this Article III (including without limitation Section 3.6 below) shall have been satisfied or deemed satisfied as provided in Article II above, Lenders shall make the Initial Advance of the Loan in the amount of $33,500,000 (the "Initial Advance") to or for the benefit of Borrower for the purpose of acquiring the Property. At any time from and after the Closing Date through the date that is thirty (30) days prior to the initial Maturity Date (or to the date that is thirty (30) days prior to the Extended Maturity Date, if Borrower exercises its extension option, pursuant to the provisions of Section 1.4 herein), provided that all of the terms and conditions set forth in this Article III have been satisfied (or deemed satisfied) or waived, Borrower shall have the right to request and receive additional advances of the Loan from the Tenant Improvement Allocation (each, an "Additional Advance"). If the Loan is extended, so long as no Event of Default then exists, any remaining undisbursed funds in the Tenant Improvement Allocation may be used by Borrower for any lawful purposes relating to the Property (and not solely for Tenant Improvements and leasing commissions as is otherwise required under this Agreement) so long as all other requirements for disbursement have been satisfied. Whenever Borrower desires to obtain an advance of Loan proceeds, Borrower shall submit a signed Draw Request, in the form attached hereto as Exhibit J, to Agent at least two (2) Business Days prior to the date on which the requested advance is to be made ("Advance Date").
3.6    Additional Conditions to Each Disbursement From the Tenant Improvement Allocation. In addition to all other conditions and requirements set forth in this Agreement and any of the other Loan Documents, Agent may require that each of the following conditions be satisfied (or deemed satisfied or waived as provided in Article II herein) with respect to each Additional Advance of Loan proceeds from the Tenant Improvement Allocation:
(a)    If requested by Agent in connection with any advance (other than the Initial Advance), Borrower shall provide to Agent a CLTA 122 Endorsement (or other endorsement reasonably acceptable to Agent and to the extent available), which endorsement shall be provided at Borrower's expense. If any liens or other matters, which in Agent's good faith reasonable judgment jeopardize or otherwise impair its security interest (and/or the first priority thereof) in the Property, are disclosed by said endorsement and continuation or are in any other manner discovered by the Title Company or Agent, no further advances shall be made until such liens or other matters have been waived by Agent or satisfied in a manner acceptable to Agent. Upon written demand of Agent, Borrower shall immediately cause any such liens or other matters to be satisfied or released, of record, or bonded around and removed from the Property or affirmatively insured over by the Title Company to Agent's satisfaction, or shall make other arrangements with respect to the discharge thereof and the releases thereof from the Property as are acceptable to Agent, in its reasonable discretion.
(b)    Unless otherwise agreed by Agent, Borrower shall not be entitled to more than two (2) disbursements of Loan proceeds per month.
(c)    Each Advance under the Loan must be for at least Fifty Thousand Dollars ($50,000), or for the amount of the remaining available Tenant Improvement Allocation if less.
(d)    In no event shall Agent and Lenders have any obligation to make any advance if the requested advance, plus the sum of all the previous advances (to the extent such previous advances have not been repaid and are still outstanding), would exceed the funds remaining in the Tenant Improvement Allocation and/or then existing Committed Amount.
(e)    As of the date of each disbursement, no suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, has been instituted or, to the knowledge of Borrower, has been threatened, which in either case would substantially, negatively affect the condition or business operations of Borrower or the Property.

(f)    As of the date of each disbursement, no default or Event of Default under this Agreement or under any of the other Loan Documents shall have occurred and be continuing, and no event shall have occurred which, upon the service of notice and/or the lapse of time, would constitute an Event of Default thereunder.
(g)    As of the date of each disbursement, the representations and warranties set forth in Article IV of this Agreement shall each be true and correct in all material respects as of the date of each disbursement.
(h)    Except as specified in Section 3.5 above, all funds advanced under this Agreement to date from the Tenant Improvement Allocation have been utilized exclusively to pay leasing costs incurred for or in connection with leasing any space at the Property, to pay acquisition costs, and/or for the costs of construction of the Tenant Improvements or re-tenanting the Property, and no part of the Loan proceeds have been paid for labor, materials, equipment, work, services or supplies incorporated into or employed in connection with any project other than the Property.
(i)    Each disbursement for Tenant Improvement costs may be made (if an uncured Event of Default then exists, at Agent's election) in reimbursement for expenses paid by Borrower, or, at Borrower's option, to pay for said expenses directly. If an uncured Event of Default then exists, Agent, at its option and without further direction from Borrower, may (but is under no obligation to) disburse any portion of the Loan funds to any Person to whom payment is due or through an escrow satisfactory to Agent. All funds allocated to the Tenant Improvement Allocation shall be available in connection with a lease or leases that have been approved (or deemed approved) by Agent pursuant to Section 5.9 hereof, and Agent shall not be obligated to disburse funds in excess of $50 per square foot (inclusive of leasing commissions) of space leased by the tenant.
(j)    Borrower shall not use any portion of any advance from the Tenant Improvement Allocation for payment or reimbursement of any other cost except as specifically set forth in a request for advance approved by Agent in writing.
(k)    Borrower has obtained all Permits which are necessary for the construction of such Tenant Improvements.
(l)    As to any completed Tenant Improvements on any leased space for which advances from the Tenant Improvement Allocation have been made under this Agreement, if reasonably determined to be necessary by Agent, Borrower shall have furnished Agent with (A) unconditional lien waivers or releases from all contractors, subcontractors and materialmen employed in furnishing labor or materials in connection with the construction of such Tenant Improvements, and (B) a true and correct copy of the final and unconditional certificate of occupancy for the space under said lease (or such other evidence reasonable acceptable to Agent that the space is can be occupied under applicable law), issued without restriction by the appropriate Governmental Authority having jurisdiction over the Property.
(m)    With respect to the final disbursement for the space under the lease being improved, the tenant under the lease shall be in occupancy, having accepted the leased premises and be paying rent under the lease (or is under a free rent period for a lease approved by Agent (or otherwise permitted under this Agreement)), without offset, credit or defense.
(n)    Disbursements of Loan proceeds from the Tenant Improvements Allocation that are allocated to leasing commissions shall be made to pay leasing commissions relating to leases approved (or deemed approved) by Agent in accordance with written leasing commission agreements on market terms; however, Agent shall not be obligated to make any advance for any portion of any leasing commission until the applicable executed lease is delivered to and approved by Agent (or which satisfies the requirements of Section 5.9) and such commission is due and payable under the applicable leasing commission agreement.

IV. REPRESENTATIONS AND WARRANTIES OF BORROWER
Borrower represents and warrants to Agent and the Lenders that:
4.1    Legal Status of Borrower. Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly registered and qualified to transact business in, and is in good standing under the laws of, the State of California, and has all power, authority, consents, authorizations, and to Borrower's knowledge, permits and licenses, necessary to carry on its business, to construct, equip, own and operate the Property and to execute, deliver and perform this Agreement and the other Loan Documents; all consents of the members of Borrower necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Borrower have been duly obtained and are in full force and effect; this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Borrower so as to constitute this Agreement and such other Loan Documents the valid and binding obligations of Borrower, enforceable in accordance with their terms; and Borrower has complied with all applicable assumed and/or fictitious name requirements of the state in which it is organized and of the state in which the Property is located, if different.
4.2    Title. Borrower is the owner, in fee simple, of the Land, subject to (except as disclosed to Agent and approved by Agent in writing) no lien, charge, mortgage, deed of trust, restriction or encumbrance, except Permitted Encumbrances.
4.3    No Breach of Applicable Agreements or Laws. The consummation of the transactions contemplated hereby and the execution, delivery and/or performance of this Agreement and the other Loan Documents will not result in any breach of or constitute a default under any mortgage, deed of trust, lease, bank loan, credit agreement, or other instrument or violate any Governmental Requirements, to which Borrower or Guarantor is a party, or by which Borrower or Guarantor may be bound or affected.
4.4    No Litigation or Defaults. To the knowledge of Borrower, there are no actions, suits or proceedings pending or threatened in writing against Borrower, Guarantor or the Property, or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, at law or in equity; and Borrower and/or Guarantor is not in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Borrower or Guarantor.
4.5    Financial and Other Information. The financial statements of Borrower and Guarantor previously delivered to Agent fairly and accurately present the financial condition of Borrower and Guarantor as of the dates of such statements, and neither this Agreement nor any document, financial statement, financial or credit information, certificate or statement referred to herein or furnished to Agent by Borrower or any such Affiliate contains any untrue statement of a material fact or omits a material fact, or is misleading in any material respect.
4.6    No Defaults under Loan Documents or Other Agreements. There is, and, until the Lenders have been fully repaid the entire indebtedness evidenced or to be evidenced by the Note, there will be, no default or Event of Default on the part of Borrower or Guarantor under the Loan Documents or under any other document to which Borrower or any such Affiliate is a party and which relates to the ownership, occupancy, use, development, construction or management of the Property; and neither Borrower nor Guarantor is in default or will be in default in the payment of the principal or interest on any of its indebtedness for borrowed money, and is not, and will not be, in default under any instrument or agreement under and subject to which any indebtedness for borrowed money has been issued or is secured; and no event has occurred, or will occur, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default thereunder.
4.7    Boundary Lines; Conformance with Governmental Requirements and Restrictions. To Borrower's knowledge, the exterior lines of the Improvements are, and at all times will be, within the boundary lines of the Land pertaining thereto (except as may be specifically disclosed on that certain survey prepared by Kier & Wright Civil Engineers & Surveyors, Inc., Job No. A14043-2, in the form sent to Agent), and Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations, and with all applicable Governmental Requirements, including but not limited to building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Property, and the Property will conform to and comply in all material respects with said covenants, conditions, restrictions, reservations and Governmental Requirements.
4.8    Utilities, Etc. To Borrower's knowledge, (i) telephone services, gas, electric power, storm sewers, sanitary sewer and water facilities are available to the boundaries of the Land, adequate to serve the Property and not subject to any conditions (other than normal charges to the utility supplier) which would limit the use of such utilities, and (ii) all streets and easements necessary for operation of the Property are available to the boundaries of the Property.
4.9    Personal Property. Borrower is now and shall continue to be the sole owner of the Equipment free from any lien, security interest or adverse claim of any kind whatsoever, except for liens or security interests in favor of Agent, the interest of a lessor pursuant to a lease of personal property approved by Agent, in Agent's sole discretion, or liens or security interests otherwise approved by Agent in Agent's sole discretion.

4.10    Condemnation. To Borrower's knowledge, no condemnation proceeding or moratorium is pending or threatened against the Land which would impair the construction, use, sale or occupancy of the Property (or any portion thereof) in any manner whatsoever.
4.11    Governmental Regulations. Borrower is not subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed.
4.12    Employee Benefit Plans. Borrower maintains no pension, retirement or profit sharing employee benefit plan that is subject to any provision of the Employee Retirement Income Security Act of 1974, as amended from time to time.
4.13    Brokers. Except as disclosed to Agent in writing, there are no brokerage commissions or finders' fees due or claimed by any party to be due in connection with or with respect to the transaction contemplated hereby.
4.14    Defects and Hazards. To Borrower's knowledge, Borrower does not know of any defects, facts or conditions affecting the Land that would make it unsuitable for the use contemplated hereunder or of any abnormal hazards (including earth movement or slippage) affecting the Land.
4.15    Permits. To Borrower's knowledge and except as disclosed in any zoning reports obtained by Agent (if any), Borrower has obtained all permits for the Improvements, annexation agreements, plot plan approvals, subdivision approvals (including the approval and recordation of any required subdivision map), environmental approvals (including a negative declaration or an environmental impact report if required under applicable law), sewer and water permits and zoning and land use entitlements necessary for the operation of the Property.
4.16    No Consumer Purpose. Borrower represents and warrants that the Note evidences a business loan and that no portion of the proceeds of the Loan evidenced by the Note will be used by Borrower for family or household purposes.
4.17    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(a)    Borrower, its Affiliates, and, to Borrower's knowledge, its respective officers and employees, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Borrower, any of its Affiliates or, to Borrower's or such Affiliate's knowledge, any of their respective directors, officers or employees, is a Sanctioned Person. None of (i) the Loan, (ii) the use of the proceeds of the Loan, or (iii) any other transactions contemplated hereby will violate Anti-Corruption Laws or any applicable Sanctions.
(b)    Neither the making of the Loan hereunder nor the use of the proceeds thereof will violate the USA Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. Borrower and its Affiliates are in compliance in all material respects with the USA Patriot Act.
THE WARRANTIES AND REPRESENTATIONS IN THIS ARTICLE IV, AND ANY ADDITIONAL WARRANTIES AND REPRESENTATIONS CONTAINED HEREIN AND IN THE OTHER LOAN DOCUMENTS, SHALL BE DEEMED TO HAVE BEEN RENEWED AND RESTATED BY BORROWER EACH TIME BORROWER DELIVERS A QUARTERLY CERTIFICATE TO AGENT PURSUANT TO SECTION 5.4(d), SUBJECT TO THE QUALIFICATIONS AS TO SUCH REPRESENTATIONS AND WARRANTIES CONTAINED THEREIN (PROVIDED, FOR PURPOSES OF CLARIFICATION, THIS SHALL IN NO EVENT PREVENT AGENT AND LENDERS FROM EXERCISING THEIR RIGHTS AND REMEDIES UNDER THIS AGREEMENT IN ACCORDANCE WITH SECTION 5.12 AND SECTIONS 6.1 AND 6.2 OF THIS AGREEMENT IF AT ANY TIME AGENT OR LENDERS DETERMINE THAT A REPRESENTATION OR WARRANTY IS NOT TRUE, CORRECT AND COMPLETE IN ALL MATERIAL RESPECTS).

V. COVENANTS OF BORROWER
While this Agreement is in effect, and until the Lenders have been paid in full the principal of and interest on all advances made by the Lenders hereunder and under the other Loan Documents, Borrower hereby covenants as set forth in this Article V:
5.1    Paying Costs of Property and Loan. Borrower shall pay and discharge, prior to delinquency, all taxes, assessments and other governmental charges upon the Property, as well as all claims for labor and materials which, if unpaid, might become a lien or charge upon the Property; provided, however, that Borrower shall have the right to contest the amount, validity and/or applicability of any of the foregoing in strict accordance with the terms of the Mortgage.
Borrower shall also pay all costs and expenses of Agent (but not any of the other Lenders) and Borrower in connection with the Property, the preparation and review of the Loan Documents and the making, closing, administration and repayment of the Loan, including, but not limited to, the fees of Agent's attorneys (which shall be limited to reasonable attorneys' fees), appraisal fees, environmental fees, survey and title search fees, title insurance costs, disbursement expenses, and all other costs and expenses payable to third parties incurred by Agent or Borrower in connection with the Loan. Without limiting the foregoing, Borrower shall pay all reasonable fees, charges and disbursements of outside counsel for Agent (determined on the basis of such counsel's generally applicable rates) and/or the allocated costs of in-house counsel incurred from time to time. Such costs and expenses shall be so paid by Borrower whether or not the Loan is fully advanced or disbursed.
5.2    Using Loan Proceeds.. Subject to the terms of Section 3.5 above, Borrower shall use the Loan proceeds only for investments in commercial real estate and for other business and investment purposes (which shall include distributions to its members when such distributions are permitted under the terms and conditions of this Agreement), and in no event shall Borrower use the proceeds of the Loan for family or household purposes. Borrower agrees not to permit, at any time, the outstanding principal balance of the Loan to exceed the Committed Amount (as it may be reduced hereunder), and if it is determined at any time that the outstanding principal balance of the Loan exceeds the Committed Amount, Borrower shall within fifteen (15) days pay to Agent upon written demand by Agent, an amount sufficient to reduce the outstanding principal balance of the Loan to an amount equal to or less than the then existing Committed Amount.
5.3    Keeping of Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Property in a manner reasonably acceptable to Agent. Borrower will permit representatives of Agent to have free access to and to inspect and copy all books, records and contracts of Borrower. Any such inspection by Agent and/or its Consultants shall be for the sole benefit and protection of Agent and the Lenders, and Agent shall have no obligation to disclose the results thereof to Borrower or to any third party.
5.4    Providing Financial Information. Borrower shall furnish to Agent (a) evidence of payment of real estate taxes assessed against the Property on or before the date such taxes become delinquent during the term of the Loan, (b) annual unaudited financial statements for Borrower and Guarantor within one hundred twenty (120) days of each fiscal year end, including balance sheets, income statements, a statement of cash flow and supporting schedules reasonably requested by Agent, (c) quarterly unaudited financial statements for Borrower and Guarantor within sixty (60) days of each fiscal quarter end (except for the fiscal quarters ending December 31, for which such statements shall be delivered within one hundred twenty (120) days of each December 31), including balance sheets and income statements, and at Agent's request, a statement of funds available for distribution and a supplementary real estate schedule (including, when applicable, covenant compliance certificates from Guarantor in form and substance satisfactory to Agent with respect to Guarantor's financial covenants set forth in the Guaranty), (d) a quarterly certification statement within sixty (60) days of each fiscal quarter end (except for the fiscal quarters ending December 31, for which such items shall be delivered within one hundred twenty (120) days of each December 31) of Borrower's Historic Debt Service Coverage Ratio calculation (commencing with the reporting period ending on December 31, 2016), and (e) such other reasonable information as Agent deems appropriate and is customary for a transaction of this nature. All such financial statements shall be in reasonable detail, shall be prepared in accordance with GAAP, and shall be certified by the party to which they apply as true, correct and complete. Notwithstanding the foregoing, if KBS Strategic Opportunity REIT II, Inc. ("Parent REIT") no longer files a 10-K Form (the "10-K Form") or a 10-Q Form (the "10-Q Form") with the U.S. Securities and Exchange Commission, the Guarantor or Parent REIT shall during any such time thereafter be required to provide annual audited (by a third-party certified public accountant satisfactory to Agent) financial statements and quarterly unaudited financial statements.
5.5    Providing Operating Budgets and Operating Statements. Borrower shall deliver to Agent within sixty (60) days after the end of each fiscal quarter, except for quarters ending December 31, for which such statements shall be delivered within one hundred twenty (120) days of each December 31 (or, upon Agent's request, within thirty (30) days after the end of the applicable month, and not more frequently than once per calendar month), a Borrower prepared Operating Statement and rent roll for the Property for the preceding calendar quarter, which shall specifically note all material variations from the current Operating Budget. Borrower shall also deliver to Agent an annual Operating Statement and rent roll for the Property within one hundred twenty (120) days following the end of each fiscal year. All such Operating Statements shall be certified as true, correct and complete by Borrower.
5.6    Providing Leasing Information. Borrower shall provide a leasing status report for the Property within sixty (60) days of the end of each fiscal quarter, except for quarters ending December 31, for which such statements shall be delivered within one hundred twenty (120) days of each December 31 (or, upon Agent's request, thirty (30) days following the end of the applicable month and not more frequently than once per calendar month).
5.7    Maintaining Insurance Coverage. Borrower shall, at all times until the Lenders have been fully repaid all indebtedness evidenced by the Note, maintain, or cause to be maintained, in effect (and shall furnish to Agent copies of), insurance policies or insurance certificates, as required under the terms of Exhibit G attached hereto, and shall furnish to Agent on an annual basis with proof of payment of all premiums therefor within thirty (30) days of payment.
5.8    Complying with Other Documents. Borrower shall comply with and perform all of its agreements and obligations under all other contracts and agreements to which Borrower is a party relating to the ownership, occupancy, use, development, construction or management of the Property to the extent, at such time, a reasonably prudent owner of commercial property would do so, and shall comply with all requests by Agent which are consistent with the terms thereof.
5.9    Lease Approval Rights. Except as specified below, Borrower shall not enter into, amend or modify any lease covering any portion of the Property without Agent's prior written consent, in Agent's reasonable discretion, and shall furnish to Agent, upon execution, a fully executed copy of each such lease entered into by Borrower, together with all exhibits and attachments thereto and all amendments and modifications thereof. For leases that require Agent approval, Borrower shall provide Agent with a copy of the Letter of Intent ("LOI") for each proposed lease and, to the extent available, with financial information on the proposed tenant to aid Agent in determining whether it will consent thereto. Agent may declare any future leases with key tenants to be prior or subordinate to the Mortgage, at Agent's sole option, and Borrower shall use commercially reasonable efforts to obtain SNDAs to achieve such subordination. A proposed LOI shall be deemed approved by Agent unless Agent disapproves such LOI in writing within five (5) Business Days after such LOI is submitted to Agent for approval.  Upon approval (or deemed approval) of the LOI, no further approval will be required by Agent and Agent will have granted its consent to the lease that results from the LOI so long as such lease is on a lease form approved by Agent (which lease form may be modified to address customary lease modifications in the marketplace), and the business terms in the lease are not materially different from the terms outlined in the approved (or deemed approved) LOI.
Notwithstanding the first sentence of this Section 5.9, with respect to Qualifying Leases (as defined below), Borrower shall not be obligated to obtain Agent's prior written consent so long as such lease (i) is on a lease form approved by Agent (which lease form may be modified to address customary lease modifications in the marketplace); (ii) the net effective rent payable under such lease is equal to or in excess of 85% of market rents at the time the lease is executed; and (iii) the term for such lease is equal to or greater than 1-year.

Borrower shall use commercially reasonable efforts to obtain SNDAs and estoppel statements, in form and substance reasonably satisfactory to Agent, as to those leases and tenants requested by Agent, within thirty (30) days of Agent's request.
For purposes of this Section 5.9, "Qualifying Leases" shall mean a lease for less than 12,500 square feet.
Notwithstanding the foregoing deemed approval provisions, in no event shall Agent or the Lenders be deemed to have approved or consented to any lease covering any portion of the Property that expressly permits the use of the Property for any illegal or prohibited activity in violation of any applicable federal, state and/or local laws, requirements, regulations and/or ordinances. Additionally, notwithstanding anything contained in this paragraph, Borrowers shall be obligated to obtain Agent's prior written consent for Qualifying Leases during any period of time in which an Event of Default has occurred and is continuing to occur.
5.10    Compliance with Laws. Borrower will comply and, to the extent it is able, will cause others to comply with all laws and requirements of Governmental Authorities having jurisdiction over the processing, approving and recording of any subdivision map, the Land or construction or sale of the Improvements (or any of them) and will furnish Agent with reports of any official searches for violation of any requirements established by such Governmental Authorities. Borrower will use commercially reasonable efforts to comply and, to the extent it is able, will use commercially reasonable efforts to cause others to comply with all restrictive covenants and all obligations created by private contracts and leases which affect ownership, construction, equipping, fixturing, use, occupancy, sale or leasing of the Property (or any portion thereof). The Property and the leasing and sale thereof shall be in compliance with all permits and approvals issued by Governmental Authorities with respect to the Property, applicable building, zoning and use laws, requirements, regulations and ordinances and such leasing and sale will not violate any restrictions of record against the Property. In no event shall Borrower knowingly use the Property or any portion thereof be used in connection with any illegal activity, and any and all illegal activity (whether prohibited under federal, state or local law) shall be strictly prohibited. Borrower will deliver to Agent, promptly after receipt thereof, copies of all permits and approvals received from Governmental Authorities relating to the use, development, leasing and/or sale of the Improvements. Borrower will, and will cause its Affiliates to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Anti-Corruption Laws and applicable Sanctions.
5.11    Ownership of Personal Property. Borrower is, and after the date hereof, will be the sole owner of all Equipment pertaining to the Property, free from any adverse lien, security interest or adverse claim of any kind whatsoever, except for security interests and liens in favor of Agent and other liens approved by Agent, in Agent's sole discretion. Borrower will not convey or transfer any portion of the Equipment without the prior written consent of Agent.
5.12    Representations and Warranties. Until repayment of the Note and all other obligations secured by the Mortgage, Borrower shall ensure that the representations and warranties of Article IV remain true and complete in all material respects, provided Agent shall not declare an Event of Default based solely on a breach of this covenant unless Agent reasonably determines that such breach (i) would have a material adverse effect on the Property, Borrower and/or Guarantor or (ii) was intentional.
5.13    Trade Names. Borrower shall immediately notify Agent in writing of any change in the jurisdiction of organization or place of business of, or the change in the legal, trade or fictitious business names used by, Borrower, any of its constituent members or any Guarantor, and Agent is hereby authorized to file or record any additional financing statements, amendments and other certificates necessary to reflect any such changes.
5.14    No Distributions. If an Event of Default exists and is continuing, Borrower will not, without the prior written consent of Agent in its sole discretion, make any distribution of assets to any member in Borrower, whether or not such a distribution is permitted under the terms of Borrower's limited liability company agreement, including repayment of any loans made by a member in Borrower to Borrower, return of capital contributions, distributions upon termination, liquidation or dissolution of Borrower or any development, property management, accounting or other fees payable to a member in Borrower (unless any such fee has been approved by Agent, in Agent's sole discretion).
5.15    Future Development. Borrower shall not undertake any on-site construction, demolition or rehabilitation work on the Land (other than tenant improvements under leases approved by Agent or under leases which do not require Agent's consent and capital improvements on the Property done in the ordinary course of business) without the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed.
5.16    Further Assurances. Borrower shall execute and deliver from time to time, promptly after any request therefore by Agent, any and all instruments, agreements and documents and shall take such other action as may be necessary or desirable in the opinion of Agent to maintain, perfect or insure Agent's security provided for herein and in the other Loan Documents, including the filing or recording of UCC renewal statements or amendments, the execution of such amendments to the Mortgage and the other Loan Documents and the delivery of such endorsements to the Title Company, all as Agent reasonably requires, and shall pay all fees and expenses (including reasonable attorneys' fees) related thereto or incurred by Agent in connection therewith.
5.17    Notice of Litigation, Etc.. Promptly upon receiving notice thereof, Borrower will give, or cause to be given, prompt written notice to Agent of (a) any action or proceeding instituted by or against it or any Guarantor in any federal or state court or before any commission or other regulatory body, Federal, state or local, foreign or domestic; or (b) any such proceedings that are threatened against it, or any Guarantor which, if adversely determined, could have a material and adverse effect upon any of their businesses, operations, properties, assets, managements, natures of ownership or conditions (financial or otherwise) or which would constitute an event of default or a default under any other contract, instrument or agreement to which any of them is a party or by or to which any of them or any of their properties or assets may be bound or subject; or (c) any actions, proceedings or notices materially adversely affecting the Property (or any portion thereof) or Agent's interest therein or any notices sent by any zoning, building or other municipal officers, offices or departments having jurisdiction with respect to the Property or the leasing of it that relate to any issues that could have a materially adverse effect on the Property.
5.18    USA Patriot Act Compliance Covenant. Borrower, Guarantor and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act of 2001 (Public Law 107-56) as amended from time to time, and any successor statute (the "USA Patriot Act") or any other Anti-Terrorism Law. Borrower shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause each of its Affiliates to, provide such information and take such actions as are reasonably requested by Agent or any Lender in writing in order to assist Agent and the Lenders in maintaining compliance with the USA Patriot Act. Borrower shall deliver to Agent any certification or other evidence requested from time to time by Agent in writing in its sole discretion, confirming Borrower's compliance with this Section. For the purposes of this Section, (1) Blocked Person" shall mean (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (v) a Person or entity that is named as a "specially designated national" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person or entity who is affiliated or associated with a person or entity listed above and (2) "Anti-Terrorism Laws" shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the Law administered by the OFAC (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).
5.19    Maintenance of Existence. Borrower, Guarantor, and each constituent member thereof shall maintain and preserve its respective existence and all rights and franchises material to its respective business.
5.20    Borrower Operating Accounts. Borrower shall at all times maintain the Borrower Operating Account described in Section 2.8 with Agent.
5.21    Single Purpose Entity Provisions. Borrower's sole business purpose shall be to own, finance and operate the Property and to take such other actions as are ancillary thereto. Borrower (i) shall conduct business only in its own name and under any trade name for the Improvements, (ii) shall not engage in any business or have any assets unrelated to the Property, (iii) shall not have any indebtedness other than as permitted by this Agreement or except as permitted in writing by Agent, (iv) shall have its own separate books, records, and accounts (with no commingling of assets), (v) shall hold itself out as being an entity separate and apart from any other person or entity, (vi) shall observe limited liability company formalities independent of any other entity, and (vii) shall not change its name, identity, or organizational structure, unless Borrower shall have obtained the prior written consent of Agent to such change, and shall have taken all actions necessary or requested by Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.
5.22    No Other Debt. Without Agent's written consent, Borrower shall not incur any other indebtedness, whether secured or unsecured, other than the Loan, trade debt or other expenditures contemplated under this Agreement (including payment of taxes, insurance, tenant improvements and capital expenditures) reasonably incurred in the ordinary course of operating the Property (all of which are debts which are expressly permitted under the Loan Documents); provided that the foregoing shall not be deemed to prohibit up to $1,000,000.00 in the aggregate owing under equipment leases for equipment to be used by Borrower in connection with the Property; and provided further, however, that in no case may such leased equipment be incorporated into the Improvements as part of the structure thereof or otherwise installed as part of the Improvements in such a way that the removal thereof would result in material damage to the Improvements.
5.23    Minimum Required Historic Debt Service Coverage Ratio. Subject to the immediately following sentence, commencing on the December 31, 2016 reporting period, Borrower shall maintain a Historic Debt Service Coverage Ratio (the "Minimum Required Historic Debt Service Coverage Ratio") of not less than 1.20 to 1.0 (increasing to 1.25 to 1.0 on and after December 31, 2018), tested as of the end of each calendar quarter and upon the occurrence of any Event of Default (each a "DSCR Testing Date") (in the manner provided for in the definition of Historic Debt Service Coverage Ratio) during the term of the Loan and, only for the purposes of determining whether the applicable disbursement condition has been met, in connection with any Draw Request. Notwithstanding the foregoing, so long as no Event of Default exists, if as of any DSCR Testing Date (based on the statements Borrower is required to submit to Agent pursuant to Section 5.4(d) of this Agreement), Agent determines that the Historic Debt Service Coverage Ratio is equal to or greater than the Temporary Permitted Debt Service Coverage Ratio but less than the Minimum Required Historic Debt Service Coverage Ratio, Borrower shall have two (2) calendar quarters following the applicable DSCR Testing Date (the "Compliance Period") to cause the Historic Debt Service Coverage Ratio to be equal to or greater than the Minimum Required Historic Debt Service Coverage Ratio. If Agent or Borrower determines that the Historic Debt Service Coverage Ratio (i) as of any DSCR Testing Date is less than the Temporary Permitted Debt Service Coverage Ratio (but not less than 1.0 to 1.0), or (ii) at any time is equal to or greater than the Temporary Permitted Debt Service Coverage Ratio, but less than the Minimum Required Historic Debt Service Coverage Ratio, and the applicable Compliance Period has expired, Borrower shall, within 45 days of written demand by Agent, pay down the outstanding principal amount of the Loan by an amount (as reasonably determined by Agent but without paying any prepayment or exit fees other than Interest Differential amounts and sums owing under Section 1.10, and Swap Contract fees or breakage amounts) sufficient to cause the Historic Debt Service Coverage Ratio to be equal to or greater than the Minimum Required Historic Debt Service Coverage Ratio. If, as of any DSCR Testing Date, the Historic Debt Service Coverage Ratio is less than 1.0 to 1.0, that shall constitute an immediate Event of Default.

5.24    Lease Termination Account. If any tenant of any lease at the Property shall give notice that it intends to terminate a portion or portions of its lease in accordance with provisions of the lease and the fee related to such termination exceeds $250,000 (together with the termination fee payable for the termination of that lease or any other lease at the Property with the same tenant) (such leased space being referred to herein as the "Prior Space" and such lease referred to as the "Prior Lease"), Borrower shall, within ten (10) Business Days of written demand by Agent (or receipt of such termination fee), deposit in an account with Agent (the "Lease Termination Account") an amount (the "Required Amount") equal to such lease termination fee paid by the tenant under such lease (the "Releasing Funds"). Borrower hereby grants to Agent and Lenders a lien on and security interest in all such Releasing Funds and all other amounts and funds in the Lease Termination Account (and in all other deposit accounts of Borrower with U.S. Bank or Agent) to secure all indebtedness and obligations owing to Agent and Lenders under the Note and other Loan Documents. The Lease Termination Account shall be a blocked account from which Borrower shall have no right of withdrawal except as specified below. So long as no Event of Default, Borrower may request that Agent release funds from the Lease Termination Account for the purposes of paying leasing commissions and Tenant Improvement costs at the Property (in accordance with the conditions on disbursing such funds under Article III of this Agreement), and Agent shall not unreasonably withhold, condition or delay such consent, and shall promptly disburse any such funds to Borrower, provided that such monies are designated for and in fact used for such purposes. U.S. Bank, as depository bank, shall take directions from U.S. Bank, as Agent, with respect to the Lease Termination Account, and all funds therein; and Borrower shall not have the authority to direct U.S. Bank, as depository bank, as to the Lease Termination Account or the funds therein. Once any Prior Space is once again at least 90% leased pursuant to a lease (or leases) which satisfies the requirements of Section 5.9 hereof, and the tenant (or tenants) thereunder are in possession, and all Tenant Improvement costs, leasing commissions, and all other sums and amounts payable in connection with the releasing of the applicable Prior Space have been paid in full (the "Release Threshold"), providing that no Event of Default, or event that with the giving of notice and/or the passage of time could become an Event of Default, has occurred and is continuing, Agent shall promptly return to Borrower any remaining unused funds then on deposit in the Lease Termination Account. The Lease Termination Account shall be an interest bearing account that bears interest at a rate which U.S. Bank determines is typical and reasonable for similar deposit accounts with U.S. Bank. Any interest accruing in such account shall accrue for the Borrower's benefit (subject to the Agent's and Lenders' lien and rights to apply such sums and interest to the Loan upon the occurrence, and during the continuance of, an Event of Default). Borrower shall be required to use any funds in the Lease Termination Account prior to drawing any additional Loan funds.
5.25    Borrower and Guarantor Covenants. Borrower shall cause Guarantor to comply with all of the financial covenants set forth in the Guaranty. Failure to comply with this Section 5.25 shall constitute an immediate Event of Default hereunder.
5.26    EIN. Borrower's U.S. employer identification number is 61-1790946.
5.27    Affiliate Transactions. Borrower shall not engage in any transaction affecting any Property with an Affiliate of any Borrower or of any Guarantor unless (a) the terms are commercially reasonable and Borrower's payment terms thereunder are competitive with amounts that would be paid to or received from third parties on an "arm's-length" basis, (b) the terms are reduced to a writing covering all material aspects of such arrangement, and (c) the agreement with the Affiliate shall be terminable by Borrower or Agent if an Event of Default occurs that results in acceleration of the Loan, without penalty or fee, upon thirty (30) days' prior written notice.

VI. DEFAULTS
6.1    Events of Default. Any of the following events shall constitute an Event of Default under this Agreement:
(a)    Borrower shall fail to make payment of principal within three (3) Business Days after the same becomes due according to the terms hereof or of any Note.
(b)    Borrower shall fail to make payment of interest on advances made by Agent or Lenders, or fail to pay any fees or other amounts payable to Agent or Lenders, hereunder, under any Note or under any of the other Loan Documents within three (3) Business Days after the same becomes due.
(c)    Borrower or Guarantor shall fail to perform or observe any obligation or covenant (other than those obligations and covenants described in subparagraphs (a) and (b), above, or otherwise set forth in subparagraphs (d) through (k), below, of this Section 6.1) under this Agreement or any other Loan Document within thirty (30) days after receipt of written notice that such obligation was not performed; provided that, if cure cannot reasonably be effected within such 30-day period, such failure shall not be an event of default hereunder so long as Borrower or Guarantor, as applicable, promptly (in any event, within ten (10) days after receipt of such notice) commences cure, and thereafter diligently (in any event, within sixty (60) days after receipt of such notice) prosecutes such cure to completion; and provided further, however, that notwithstanding the 30-day cure period or extended cure period described above in this subparagraph (c), if a different notice or cure period is specified under any Loan Document or under any provision of the Loan Documents as to any such failure or breach, the specific Loan Document or provision shall control, and Borrower and Guarantor, as applicable, shall have no more time to cure the failure or breach than is allowed under the specific Loan Document or provision as to such failure or breach.
(d)    Any representation or warranty made by Borrower in this Agreement, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loan, shall be untrue or incomplete in any material respect provided, to the extent curable and to the extent Agent determines a breach was not intentional, Borrower or Guarantor shall have thirty (30) days to remedy the untrue or incomplete representation, warranty, document or other material (so that it is true and complete in all material respects), before such event constitutes an Event of Default hereunder.
(e)    Borrower shall be in default under the terms of any of the other Loan Documents beyond any applicable grace or cure period specified therein, and such default shall not be waived by Agent, or an Event of Default shall exist under the terms of any such instrument.
(f)    Borrower or Guarantor shall apply for, consent to or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall fail to, or admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency or pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets and shall not be discharged within ninety (90) days after the date of his appointment; or a petition in involuntary bankruptcy or similar proceedings is filed against it and is not dismissed within ninety (90) days after the date of its filing.
(g)    Any of the Guaranty or the Environmental Indemnity, at any time and for any reason ceases to be in full force and effect, or Guarantor contests or denies the validity or enforceability of the Guaranty or the Environmental Indemnity, or gives notice to Agent to such effect, or otherwise attempts to revoke or repudiate any of the foregoing as to any existing or future obligations.
(h)    Borrower shall fail to maintain insurance as required by this Agreement (which, for purposes of clarification, shall not include the Environmental Insurance Policy, it being understood by the parties that termination of such Environmental Insurance Policy shall not be an Event of Default, or constitute a breached obligation under this Agreement, but instead shall only trigger liability of the Guarantor under the Environmental Indemnity for any amounts owing by Borrower under the Environmental Indemnity as more fully set forth in the Guaranty) or shall fail to furnish to Agent proof of payment of all premiums for such insurance within five (5) business days following Agent's written request for same (provided that Borrower has received proof of such payment at the time Agent requests such proof).
(i)    A transfer, encumbrance, lien, change of ownership or other action or occurrence prohibited by Mortgage shall occur (and all notice and cure periods, if any, have elapsed).
(j)    Guarantor shall fail to perform or observe or comply with any financial covenant or obligation set forth in Section 13 of the Guaranty.
(k)    Borrower fails at any time to satisfy or otherwise comply with (i) the terms, conditions and covenants set forth in (i) Section 5.2, (ii) Section 5.23, (iii) Section 5.24, or (iv) Section 5.25.

6.2    Rights and Remedies. Upon the occurrence of an Event of Default, unless such Event of Default is subsequently waived in writing by Agent and Majority Lenders, Agent shall be entitled, at the option of Agent, to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:
(a)    Lenders may make one (1) or more further advances of Loan proceeds, without liability to make any subsequent advances thereof.
(b)    Lenders may suspend their obligation to make advances under this Agreement, without notice to Borrower.
(c)    Lenders may terminate their obligation to make advances under this Agreement, and Agent may declare the entire unpaid principal balance of the advances made under this Agreement to be immediately due and payable, together with accrued and unpaid interest on such advances, without notice to or demand on Borrower.
(d)    Agent may exercise any or all remedies specified herein and in the other Loan Documents, including (without limiting the generality of the foregoing) the right to foreclose the Mortgage, and/or any other remedies which it may have therefor at law, in equity or under statute.
(e)    Agent may cure the Event of Default on behalf of Borrower, and, in doing so, may enter upon the Property, and may expend such sums as it may deem desirable, including attorneys' fees, all of which shall be deemed to be advances hereunder, even though causing the Loan to exceed the face amount of the Note, shall bear interest at the Default Rate and shall be payable by Borrower on demand.

VII. MISCELLANEOUS
7.1    Binding Effect; Waivers; Cumulative Rights and Remedies. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Agent. No delay on the part of Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Agent specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Agent would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Agent's rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.
7.2    Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the advances by the Lenders, and the execution of the other Loan Documents, and shall continue until Agent on behalf of the

Lenders receives payment in full of all indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.
7.3    Governing Law; Waiver of Jury Trial. This Agreement, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the laws of the State of California in all respects. To the maximum extent permitted by applicable law, Borrower hereby waives any right to a trial by jury in any action relating to the Loan and/or the Loan Documents.
7.4    Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single Agreement.
7.5    Notices. Any notice required or permitted to be given by either party hereto to the other under the terms of this Agreement, or documents related hereto, shall be deemed to have been given on the date the same is deposited in the United States Mail, registered or certified, return receipt requested, postage prepaid, addressed to the party to which the notice is to be given at the address set forth opposite its name below, or at any other address specified in a notice given by such party to the other not less than ten (10) days prior to the effective date of the address change.

If to Borrower:	KBS SOR II LINCOLN COURT, LLC
c/o KBS Capital Advisors LLC
11150 Santa Monica Blvd., Suite 400
Los Angeles, CA 90025
Attn: Michael Potter, Vice President
Fax: (310) 432-2119

With a copy to:	KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn: Brian Ragsdale, Executive Vice President
and Asset Management
Fax: (949) 417-6501

With a copy to:	KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn: Todd Smith, Vice President - Controller
Fax: (949) 417-6501

With a copy to:	KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn: Todd Smith, Vice President - Controller
Fax: (949) 417-6501

With a copy to:	Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: Bruce Fischer, Esq.

If to Agent:	U.S. Bank National Association
Commercial Real Estate
4100 Newport Place, Suite 900
Newport Beach, CA 92660
Attention: Loan Administration

7.6    Agent's Sign. Agent may, if it so desires, publicize its involvement with the Property, including, but not limited to, issuing press releases (subject to Borrower's review and approval thereof, not to be withheld unreasonably), but it may not place any signage on the Property without Borrower's prior written consent (which consent may be withheld, conditioned or delayed in Borrower's sole and absolute discretion).
7.7    No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Agent's and the Lenders' interest hereunder, unless such third party is an express assignee of all or a portion of the interest of Agent and/or any Lender hereunder.
7.8    Time of the Essence. Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.
7.9    Entire Agreement; No Oral Modifications. This Agreement, the other Loan Documents and the other documents mentioned herein set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.
7.10    Captions. The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.
7.11    Joint and Several Liability. If Borrower consists of more than one (1) individual and/or entity, each of said individuals and/or entities shall be jointly and severally liable for each covenant, agreement, representation and warranty of Borrower hereunder.
7.12    Borrower's Relationship with Agent and the Lenders. The relationship between Borrower, Agent and the Lenders created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall Agent and/or the Lenders be deemed to be a partner of, or a joint venturer with, Borrower.
7.13    Swap Transactions. Borrower may enter into one or more Swap Transactions and Swap Contracts with the Swap Counterparty on terms that are acceptable to Swap Counterparty in its sole discretion for the purpose of hedging and protecting against interest rate fluctuation risks with respect to the Loan. Upon the Maturity Date, or such earlier date that the Loan becomes due by reason of an Event of Default, or otherwise, or upon payment of the Loan in full, Agent may direct that all such existing Swap Contracts entered into by Borrower be broken and discontinued, and any and all breakage fees, discontinuance fees, settlement obligations, and any and all other sums, fees and costs with respect to such Swap Transactions and Swap Contracts shall become due and payable by Borrower in accordance with the respective Swap Contract, with the Borrower as the sole defaulting party as contemplated by the Swap Contract. Unless otherwise specifically agreed in writing by Borrower, Agent, Lenders and Swap Counterparty, Borrower's obligations (including any payment obligations) with respect to any such Swap Contracts provided by or entered into with Swap Counterparty (that is a Lender hereunder) with respect to the Loan shall be secured by the Mortgage and all other collateral for the Loan, and any default by Borrower (after the expiration of any applicable notice and cure period) under any such Swap Contracts shall, at the discretion of the Agent, constitute an Event of Default under this Agreement. As additional security for the obligations of Borrower under the Loan Documents, Borrower hereby transfers, assigns, and conveys to Agent and grants to Agent a security interest in, for the benefit of Lenders, subject to the terms and conditions contained herein, all of Borrower's present and future rights, titles and interests, but not its obligations, duties or liabilities for any breach, in, under and to all Swap Contracts entered into by Borrower and all such Swap Transactions, any and all amounts received by Borrower in connection therewith or to which Borrower is entitled thereunder, and all proceeds of the foregoing. At Agent's option, if an Event of Default exists, all net amounts payable to Borrower under the Swap Contract entered into by Borrower shall be paid to Agent for the benefit of Lenders, and shall be applied to pay interest or other amounts under the Loan. Borrower acknowledges and agrees that, notwithstanding the terms of the Swap Contract entered into by Borrower, Borrower shall not modify or terminate such Swap Contract without the prior written consent of Agent.
Additionally, subject to the terms of such Swap Contract, if there is an uncured default under any such Swap Contract, if an Event of Default exists, Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Agent may at any time determine to be necessary or advisable to cure any uncured default under any such Swap Contract or to protect the rights of Borrower or Swap Counterparty thereunder; provided, however, that before the occurrence of an Event of Default, Agent shall give prior written notice to Borrower before taking any such action. For this purpose, Borrower hereby constitutes Agent its true and lawful attorney-in-fact with full power of substitution, which power of attorney is coupled with an interest and irrevocable by Borrower in any manner, or for any reason, to exercise, at the election of Agent and so long as an Event of Default exists, any and all rights and remedies of Borrower under such Swap Contract, including making any payments thereunder and consummating any transactions contemplated thereby, and to take any action that Agent may deem proper in order to collect, assert or enforce any claim, right or title, in and to such Swap Contract hereby assigned and conveyed, from time to time to institute and prosecute in the name and at the expense of Borrower, or otherwise, but for the benefit of Agent for the benefit of Lenders, any and all proceedings at law, in equity, or otherwise, that Agent may deem proper in order to collect, assert or enforce any claim, right or title, of any kind, in and to such Swap Contract hereby assigned and conveyed, or intended so to be, and to defend and compromise, at the election of Agent, any and all actions, suits or proceedings with respect to the Swap Contract, and generally to do all and any such action in relation thereto as Agent shall deem advisable. Agent shall not incur any liability if any action so taken by Agent or on its behalf shall prove to be inadequate or invalid. Borrower expressly understands and agrees that Agent is not hereby assuming any duties or obligations of Borrower to make payments to Swap Counterparty under any such Swap Contract or under any other Loan Document. Such payment duties and obligations remain the responsibility of Borrower notwithstanding any language in this Agreement. In no event shall any terms and conditions set forth in this Section 7.13 be deemed to diminish or otherwise restrict any rights of a Swap Counterparty under a Swap Contract.
Borrower hereby represents to Agent and the Lenders that as of the date hereof, and shall be deemed to represent on any and each day that Borrower enters into a Swap Transaction that each Guarantor is an "eligible contract participant" as defined in the Commodity Exchange Act (but Borrower is not making any such representation as to any other day, even if said Swap Transaction continues to exist).  In the event the foregoing representation proves to have been incorrect when made or deemed to have been made, Agent and the Lenders hereby reserve all of their respective contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation.
7.14    Automatic Deduction and Credit. So long as Agent is the sole Lender hereunder, at Agent's option, payments owed by Agent as Swap Counterparty under any Swap Contract may be credited against accrued interest and other payments owed by Borrower under the Loan provided Agent will provide written notice to Borrower of any such credit. Agent will credit the applicable amounts on the dates the foregoing payments become due; provided, however, that if a due date does not fall on a Business Day, Agent will credit the applicable amounts on the first Business Day following such due date.
7.15    Borrower Waiver. In the event that, at any time, any surety exists that is liable upon only a portion of Borrower's obligations under the Loan Documents and Borrower provides partial satisfaction of any such obligation(s), Borrower hereby waives any right it would otherwise have under applicable law, if any, or otherwise to designate the portion of the obligation to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Agent rather than by Borrower.
7.16    Reduction of Committed Amount. Provided no Draw Request is pending that would result in the outstanding principal amount of the Loan exceeding the sum of the Committed Amount (following any reduction made under this Section), Borrower may permanently reduce the available Committed Amount of the Loan by giving Agent irrevocable notice of such reduction to Agent at least two (2) Business Days prior to the indicated effective date of the reduction. Each such reduction shall (a) be in a minimum amount of $1,000,000 (and in increments of $500,000 thereafter), and (b) in no event reduce the Committed Amount below $5,000,000 (unless Agent otherwise agrees in writing subject to Sections 8.4 (b) (7)).
7.17    USA Patriot Act Notice. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, Agent and/or Lenders) may from time-to-time request in writing, and Borrower shall provide to Agent and/or Lenders, Borrower's name, address, tax identification number and/or such other identification information as shall be reasonably necessary for Agent and/or Lenders to comply with federal law. An "account" for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
7.18    Document Imaging and Electronic Transactions. Borrower hereby acknowledges and agrees that Agent and the Lenders may create electronic images and destroy paper originals of any imaged documents received or generated by Agent or any Lender in connection with this transaction. Any such images maintained by Agent or any Lender as part of its respective normal business processes shall be given the same legal effect as the paper original(s) thereof. Borrower hereby agrees that Agent and the Lenders may convert any instrument into a "transferable record" under the Uniform Electronic Transactions Act (California Civil Code Section 1633.1, et seq.) (the "UETA"), and that the image of such instrument in Agent's or such Lender's possession shall constitute an "authoritative copy" under the UETA.
7.19    Limited Recourse Provision. Except as to Guarantor as set forth in the Guaranty, Agent and Lenders shall have no recourse against, nor shall there be any personal liability to, the members of Borrower, or to any shareholders, members, partners, beneficial interest holders or any other entity or person in the ownership (directly or indirectly) of Borrower (except for the Guarantor as provided in the Guaranty) with respect to the obligations of Borrower and Guarantor under the Loan. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Borrower's liability or obligations under the Loan Documents, Guarantor's liability or obligations under the Guaranty or Agent's right to exercise any rights or remedies against any collateral securing the Loan.
7.20    Statute of Frauds. The rights and obligations of Borrower, Agent and Lenders under the Loan Documents shall be determined solely from the Loan Documents, and any prior oral agreements between the Borrower, Agent and Lenders relating to the Loan are superseded by and merged into the Loan Documents.

VIII. AGENCY PROVISIONS
8.1    Agency.
(a)    Appointment and Authorization. Each Lender hereby appoints and authorizes Agent to act as sole administrative agent under this Agreement and the other Loan Documents, authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. In furtherance thereof, Lenders hereby ratify the execution and delivery by Agent of this Agreement, the acceptance by Agent of all of the other Loan Documents and the terms and conditions of the Loan Documents. The Agent hereby accepts such appointment as administrative agent. Agent shall exercise all rights and powers of Agent under this Agreement, including the administration of the Loan and disbursement of Advances, except as otherwise expressly provided in this Agreement. The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders and Borrower shall be entitled to rely on Agent's acknowledgment of consent and approvals when required under the Loan. So long as no Event of Default exists, Borrower shall only be obligated to communicate and interact directly with Agent in connection with the Loan.
(b)    Non‑Liability of Agent and Indemnity.
(1)    Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall administer the Loan in accordance with the terms and conditions of this Agreement in the same manner as it customarily does for similar loans for its own account. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any Loan Document except as expressly set forth herein or therein. In the absence of gross negligence or willful misconduct, neither Agent nor any of its respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by them under or in connection with this Agreement or under any of the other Loan Documents. In this regard, Agent may consult with independent legal counsel, accountants and other professionals or experts selected by it, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, accountants or other professionals or experts. In the absence of gross negligence or willful misconduct, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.
(2)    In the event the Agent is not reimbursed and indemnified by the Borrower, within ten (10) Business Days of written demand therefor by Agent, each Lender will reimburse and indemnify the Agent, and its directors, officers, agents and employees, in proportion to its respective Commitment Percentage of the Loan (or commitment), for and against any claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent, or its directors, officers, agents, or employees in performing its duties hereunder or under any Loan Document, except for claims, actions, judgments, costs, expenses or disbursements incurred solely due to the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 8.1(b) shall survive the payment in full of all obligations of Borrower and the termination of this Agreement.
(3)    Without limiting the foregoing, in connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (i) (a) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (b) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (c) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (a) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (b) no Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
8.2    Resignation of Agent; Removal.
(a)    Except as expressly provided below, U.S. Bank shall remain the Agent and shall not resign as Agent. In the event of Agent's gross negligence or willful misconduct, Agent may be removed pursuant to the unanimous approval of all Lenders by giving thirty (30) days prior written notice to Agent and Borrower; provided, however, for purposes of calculating such unanimous approval in this context, Agent shall be deemed a Defaulting Lender and its Commitment Percentage shall therefore be disregarded and excluded for voting purposes only.
(b)    In the case of any of the events described in Section 8.2(a), (1) the Majority Lenders shall appoint a successor Agent from among the Lenders (which appointment shall require Borrower's written consent so long as no Event of Default exists, which consent shall not be unreasonably withheld or delayed, and such consent shall be deemed to have been given if Borrower does not respond to any such written request for such consent with ten (10) Business Days) so long as such successor meets the requirements described in Sections 8.9(a)(2) and 8.9(a)(3) hereof; (2) upon a successor's acceptance of appointment (and assumption of the Agent's obligations hereunder arising after the date of such appointment), the successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent; and (3) upon the effectiveness of any removal, the removed Agent will thereupon be discharged from the duties and obligations of Agent which thereafter arise under this Agreement. Notwithstanding the foregoing, if no successor Agent is appointed then Lenders will approve a successor Agent.
8.3    Administration.
(a)    Expenses. Each Lender shall reimburse the Agent for its Commitment Percentage of any expenses with respect to the administration, enforcement or collection of the Loan which are not reimbursed by the Borrower pursuant to and within the period required by the Loan Documents, or if not specified in the Loan Documents, on the date of demand therefor made by the Agent. The Agent shall have the right, but not the obligation, to incur such expenditures prior to reimbursement therefor by the Lenders. Except as otherwise expressly specified in Section 1.10 or Section 7.13 of this Agreement or another express provision of this

Agreement expressly calling for payment of amounts to Lenders (e.g. Swap Contract breakage fees and Interest Differential), Borrower shall have no obligation to pay, or reimburse for any costs or expenses incurred by Lenders (other than Agent) in connection with this Loan Agreement or any of the other Loan Documents or arising out of the exercise of remedies under any of the Loan Documents.
(b)    Documents; Information; Inspection. Except for the Note executed in favor of each Lender and for Loan Documents sent for filing or recording (which are not returned following recording), Agent shall hold and maintain a duplicate set of all original Loan Documents. The Agent shall promptly deliver to each Lender a copy or counterpart of execution copy of each Loan Document. Upon the request of any Lender, Agent shall promptly forward to each Lender a copy of each financial statement of Borrower or rent roll or other financial statement for the Property received from Borrower. Upon the request of any Lender, Agent shall promptly forward to such Lender each financial statement of Borrower and Guarantor received by Agent. The Lenders may, upon reasonable prior notice and during the Agent's normal business hours, inspect and make copies of such books and records of Agent that relate to this Loan.
8.4    Actions by Agent; Required Consents.
(a)    Except as specified below, Agent shall exercise its sole discretion to act or not to act under the Loan Documents. Such discretion may be exercised with respect to the granting of approvals, consents, and modifications under the Loan Documents and with respect to the exercise or refraining from exercise of rights under the Loan Documents.
(b)    Notwithstanding Section 8.4(a), the following matters shall require the prior consent of all of the Lenders:
(1)    any reduction in the interest rate under the Loan;
(2)    any reduction in the amount of any payment of any fees payable to Lenders;
(3)    any change in the principal amount or Maturity Date of the Loan or in the conditions for any extension of the Maturity Date;
(4)    any release, termination, modification or amendment of the Guaranty or any indemnity provided in the Loan Documents;
(5)    any forgiveness of principal, interest or other amounts payable under the Loan or any extension of time for payment of principal, interest or fees;
(6)    any change in the definition of "Majority Lenders" or any change in any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(7)    any increase in the Committed Amount or decrease in the Committed Amount below $5,000,000 pursuant to Section 7.16;
(8)    any release of Borrower or Guarantor;
(9)    acceptance and approval of a new Borrower;
(10)    any amendment to this Section 8.4(b);
(11)    any release of any material portion of the collateral securing the Loan; and
(12)    any waiver or modification to any financial covenants set forth in this Agreement or in the Guaranty.
(c)    Notwithstanding Section 8.4(a) or Section 8.4(b), the prior consent of the Majority Lenders shall be required for the acceleration of any indebtedness under the Loan Documents, or the pursuit of remedies against the Borrower or Guarantor; provided, however, if the Majority Lenders cannot agree on a course of action within thirty (30) days following notice from Agent, Agent may, without the consent of the Majority Lenders, accelerate the Loan and exercise any and all rights and remedies under the Loan Documents and applicable law (and in equity) that Agent in its sole discretion deems appropriate and in the best interests of the Lenders.
(d)    In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Loan shall have occurred, the Agent shall, if (1) so requested by the Majority Lenders and (2) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of enforcement of the Lenders' rights against the Borrower and the Guarantor under this Agreement and the other Loan Documents. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such enforcement, the Lenders (including any Lender which is not one of the Majority Lenders so directing the Agent in writing) hereby agreeing to ratably and severally indemnify and hold the Agent harmless from all liabilities and expenses incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. Lenders also agree, ratably and severally, to indemnify and hold the Agent harmless from all liabilities and expenses incurred in respect of all actions taken or omitted to be taken under Section 8.4(c) above should the Majority Lenders not be able to agree upon a course of action within the time period specified therein, and Agent exercises any and all rights and remedies under the Loan Documents and applicable law (or in equity) that Agent in its sole discretion deems appropriate and in the best interests of the Lenders under the circumstances.

8.5    Payments.
(a)    Interest Rates and Disbursement Matters. Lenders and Agent specifically agree to the following operational and administrative procedures as between themselves:
(1)    Agent shall notify each Lender by telephone or facsimile of the LIBOR Rate two (2) Business Days prior to the date on which the LIBOR Rate shall be effective. Agent shall notify each Lender by telephone or facsimile of its Commitment Percentage of a proposed Advance of the Loan and the date of such disbursement two (2) Business Days prior to such disbursement with respect to disbursements which are to bear interest at the LIBOR Rate, such notice to be delivered by facsimile. Each Lender shall deposit by wire transfer of immediately available funds to Agent's account as specified on Exhibit H hereto the amount of such Commitment Percentage no later than 10:00 a.m. (California time) on the date of such disbursement.
Unless Agent shall have been notified by any Lender not later than the close of business (California time) on the Business Day immediately preceding the date for funding in respect of any Advance that such Lender does not intend to make available to Agent such Lender's Commitment Percentage of such Advance, Agent may assume that such Lender has made such amount available to Agent. In any case where a Lender does not for any reason make available to Agent such Lender's Commitment Percentage of such Advance, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender's Commitment Percentage of such Advance. If the amount so funded by Agent is not in fact made available to Agent by the responsible Lender, then such Lender hereby assigns to Agent any payments received by Agent from Borrower in repayment of such amount, together with interest thereon at the rate applicable to such Advance.
(2)    If any Lender fails to deliver funds to Agent for a disbursement by the time required by subsection (1) above, such Lender shall pay to Agent interest on such funds at the Federal Funds Rate, for each day (or portion thereof) until such funds are delivered. Any interest paid pursuant to this section shall be divided among the Lenders which funded the applicable disbursement.
(3)    Agent shall wire transfer to each Lender at such Lender's account as designated on Exhibit H hereto (or otherwise specified by each Lender) its Commitment Percentage of any payments (to the extent payable pursuant to Section 8.5(b)) within one (1) Business Day of Agent's receipt of such payment. Agent shall pay to the Lenders interest thereon, at the Federal Funds Rate from the Business Day following receipt of such funds by Agent until such funds are paid in immediately available funds to the Lender.
(4)    Any Lender desiring to make a claim for costs or taxes payable by Borrower shall deliver a certificate to Agent setting forth the basis and calculation thereof and the Agent shall forward such certificate to the Borrower. Except as provided in the Loan Documents, each Lender shall be responsible for any taxes payable in respect of amounts paid hereunder. All payments made by Agent to Lenders shall be made without withholding for taxes, charges, or levies, except as may be required by law. Each Lender shall on demand from

Agent provide completed and signed copies of certificates required to show exemption of such Lender from United States withholding taxes.
(b)    Application of Recoveries. Except to the extent otherwise provided in Section 8.7 hereof, all payments and proceeds received by Agent in connection with the Loan and the Note and all proceeds from the liquidation of collateral, if any, and from any enforcement action (or other realization), from any source related to the Loan, shall be applied in the following order of priority (unless Agent otherwise agrees in writing, or, during the existence and continuance of an Event of Default, unless Agent and all of the Lenders otherwise agree in writing):
(1)    to the reimbursement of any costs incurred by the Agent to administer, enforce, collect or deal with the Loan (including payments made pursuant to Sections 8.5(a)(2) and (3) hereof (or to reimbursement of the Lenders to the extent such costs have been paid by the Lenders);
(2)    to the repayment of any Protective Advances (to the extent not paid pursuant to clause (1) above);
(3)    to the payment of all interest (including interest calculated at the Default Rate) due and payable on each Note;
(4)    to the payment of fees payable under the Loan Documents;
(5)    to the payment of principal of each Note;
(6)    to the payment of all amounts owing to Swap Counterparty under all Swap Contracts that are secured by the Mortgage, including without limitation all breakage fees, discontinuance fees, settlement obligations, and any and all other sums, fees and costs that shall become due and payable by Borrower under or with respect to any such Swap Contracts, including without limitation as a result of Agent's direction that such Swap Contracts be broken and discontinued in accordance with the terms of Section 7.13 hereof; and
(7)    to the payment of any other amounts owing under the Loan Documents.
Notwithstanding anything to the contrary set forth above, any Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but in such case appropriate adjustments shall be made with respect to payments from Borrower and/or each other Guarantor to preserve the application of payments and proceeds otherwise set forth above in this Section.
(c)    Excess Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set‑off or otherwise) on account of its interest in the Loan in excess of its Commitment Percentage in the Loan, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreement; provided, however, that if all or any portion of such excess payment is thereafter recovered by the Borrower or other party entitled thereto through legal action or otherwise, each Lender shall reimburse the party returning such excess payment in an amount equal to such Lender's Commitment Percentage of the excess payment.
(d)    Liability for Advances. If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Lenders and interest thereon shall be paid pro rata to the Lenders in accordance with their respective Commitment Percentages. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
8.6    Management of Acquired Collateral. If the Majority Lenders or Agent elect to take title to the Property, whether by the exercise of remedies under the Loan Documents or by a consensual agreement with Borrower or otherwise, Agent shall form a limited liability company (the "Ownership LLC") to hold such ownership interest in the Property. The manager of the Ownership LLC shall be a wholly owned subsidiary of Agent (the "Manager"). The member interests in the Ownership LLC shall be held by Lenders (or their designees or affiliates) in accordance with their respective Commitment Percentages (the "Members"). The operating agreement for the Ownership LLC shall have terms and provisions similar to this Agreement with respect to the ownership and administration of the Property (the "Operating Agreement") or provisions otherwise agreed to by the Majority Lenders. The Manager shall have a right to resign, and the Members shall have the right to remove the Manager for cause only under the same terms and conditions as are required for removal or replacement of Agent under Section 8.2(a). The Members shall have voting control of the Ownership LLC in accordance with their respective Commitment Percentages. The Operating Agreement shall require each Member to fund all amounts due from it in connection with the Ownership LLC with respect to the Property. If any Member is a designee of a Lender, such Lender shall execute an agreement in favor of the Manager and the other Members guarantying the payment of any indemnity and other payment obligations made by such non-Lender Member in connection with the Ownership LLC (each a "Lender Guaranty" and collectively, the "Lender Guaranties"). Notwithstanding the foregoing, if Agent determines that, to protect the collateral securing the Loan or to otherwise avoid significant delays, title to the Property should be transferred for the benefit of Lenders before the ownership structure described above can be completed, then Agent shall have the right to take title to the Property in the name of its wholly-owned subsidiary, on behalf of itself and each Lender, and thereafter, cause such subsidiary to transfer title to the Ownership LLC as soon as reasonably practicable. The specific terms and provisions of the (A) Operating Agreement and all other agreements, instruments, certificates, articles and other documents evidencing, governing and creating the Ownership LLC (the "Formation Documents"), and (B) Lender Guaranties, if any, shall be subject to the approval of Lenders by vote of the Majority Lenders. If the terms and provisions of any such agreements are so approved and are not inconsistent with the provisions of this Agreement, all Lenders or their respective designees, as applicable, shall join in executing and delivering the Formation Documents and the Lender Guaranties, if applicable. Each Lender hereby irrevocably waives any right to seek a partition of any interests in the Property. Prior to entering into the Formation Documents, or if the form or terms thereof are not approved by the Majority Lenders, Agent or its wholly owned subsidiary shall have the sole and exclusive right to make (or to refrain from making) all decisions with respect to, and to perform (or refrain from performing) all actions with respect to, the leasing, encumbering, use, operation, maintenance, improvement, repair and restoration of the Property (and any Improvements located thereon) or disposition of any other collateral; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, Agent or its wholly owned subsidiary shall not, without the prior written consent of the Majority Lenders, (a) sell (or lease as a whole) the Property or encumber the Property with a mortgage, deed of trust or similar instrument securing indebtedness for borrowed money, or (b) make any single expenditure with respect to the Property in an amount in excess of $500,000 (exclusive of taxes and assessments, insurance premiums, utility charges and expenditures required to comply with applicable laws), (c) make any material repairs, restorations and/or improvements to the Property (except to the extent required by applicable Governmental Requirements) or (d) dispose of any other material collateral. Subject to the foregoing, each Lender, pro rata in accordance with its Commitment Percentage, shall reimburse Agent or its wholly owned subsidiary, as the case may be, on demand, for all costs and expenses incurred by Agent or its wholly owned subsidiary in connection with the sale, lease, encumbering, use, operation, maintenance, improvement, repair and restoration of the Property (including all costs and expenses incurred by Agent to pay taxes and assessments, utility charges, insurance premiums, common area maintenance charges, leasing commissions, tenant improvement costs, repair costs and restoration costs). The indemnity provisions contained in Section 8.1(b) above, shall apply equally to actions (and omissions) by Agent or its wholly owned subsidiary with respect to the Property so acquired by Agent or its wholly owned subsidiary. Each Lender shall participate pro rata in accordance with their respective Commitment Percentage in all income, expenses, profits and losses of the Property. The foregoing provisions of this Section 8.6 shall remain in full force and effect following the entering into of the Formation Documents unless the terms thereof specifically contradict the foregoing provisions. Unless all Lenders otherwise consent in writing, the terms and provisions of the Formation Documents for the Ownership LLC shall be consistent with the foregoing provisions of this Section 8.6, this Article 8 and the other applicable provisions of the Loan Documents.
8.7    Defaulting Lender.
(a)    Defaults. If for any reason any Lender becomes a Defaulting Lender, then in addition to the rights and remedies that may be available to the Agent and the other Lenders at law and in equity, such Defaulting Lender's right to participate in the administration of the Loan and the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent, shall be suspended during the pendency of such failure or refusal. Borrower acknowledges and agrees that (1) the obligations of the Lenders under this Agreement are several, (2) no Lender is or will be obligated to lend Borrower more than the amount set forth in Exhibit I hereto (or the applicable Assignment and Assumption Agreement) for such Lender, nor to fund any part of any advance except upon fulfillment of all applicable conditions precedent provided herein and in the other Loan Documents, (3) except to the extent expressly provided in this Agreement, Borrower shall have no recourse or claim against a non-defaulting

Lender nor against Agent (so long as the same have otherwise complied with their obligations under this Agreement), for any deficiency or any liability, loss, damage or expense resulting from the default of a Defaulting Lender, and (4) the Commitment Percentage of the Committed Amount of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an advance.
(b)    Remedies. If for any reason the Defaulting Lender fails to make timely payment to any other party to this Agreement of any amount required to be paid to it hereunder, in addition to other rights and remedies which such other party may have under Section 8.7(a) or otherwise, such other party shall be entitled (1) to collect interest from the Defaulting Lender for the period from the date on which the payment was due until the date on which the payment is made for each day during such period at the Federal Funds Rate, (2) to withhold or set off, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Agreement, (3) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest, (4) to arrange for the purchase of the Commitment Percentage of the Defaulting Lender as provided in Section 8.7(d), and (5) to advance funds on behalf of the Defaulting Lender as provided in Section 8.7(e).
(c)    Indemnity. The Defaulting Lender shall indemnify, defend, and hold Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities, and expense (including attorneys' fees) which they may sustain or incur by reason of or in consequence of the Defaulting Lender's failure or refusal to abide by the terms of this Agreement.
(d)    Purchase Right. If a Lender becomes a Defaulting Lender, the other Lenders who are not Defaulting Lenders shall have the right, but not the obligation, in their sole discretion, to acquire (pro rata based on the Commitment Percentages of the Lenders exercising such right) all of such Defaulting Lender's right, title, and interest in and to the Loan. The purchase price shall be the principal and accrued interest allocable to the Defaulting Lender's Commitment Percentage of the Loan and shall be paid on the closing day of such purchase. On the date of closing of such purchase, the Defaulting Lender shall pay the Agent a processing fee of $5,000. The Defaulting Lender shall retain liability for all obligations in respect of the Loan and this Agreement arising prior to the date of transfer and shall execute and deliver such documents as may be reasonably necessary to effect such transfer.
(e)    Default Loans. If a Lender becomes a Defaulting Lender, the other Lenders may (pro rata based on the Commitment Percentages of the Lenders exercising such right), but are not obligated to, make advances to the Agent in the aggregate amount that the Defaulting Lender is obligated to advance under this Agreement. Such advances shall be treated as loans made to the Defaulting Lender, shall bear interest at the Default Rate (payable on demand), shall be due and payable upon demand, and shall be paid prior to any payment being made to the Defaulting Lender.
(f)    Payments Owed to Defaulting Lender. If a Lender becomes a Defaulting Lender, any amount payable to such Defaulting Lender under the Loan Documents (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Agent: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, to the funding of any advances in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent, and any related interest as described in Section 8.7(b) above, (iii), third, to the repayment of any default loans described in Section 8.7(e) above, (iv) fourth, if so determined by the Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(g)    Cumulative Remedies and Survival. The exercise of the above remedies shall not reduce, diminish or liquidate the Defaulting Lender's obligation for the sharing of losses and reimbursement of costs, liabilities, and expenses under the Loan Documents and this Agreement. The obligations of the Defaulting Lender arising prior to any purchase pursuant to Section 8.7(d) shall survive any such purchase.
8.8    Representations, Warranties and Acknowledgments.
(a)    Authorization, etc. Each Lender represents and warrants, as of the date hereof, as follows:
(1)    Such Lender has all necessary corporate power and authority to own its interest in the Loan and the Loan Documents, and has all necessary corporate power and authority to perform its obligations with respect to this Agreement and the Loan Documents;
(2)    The execution and delivery of this Agreement and all other instruments and documents executed and delivered in connection therewith by such Lender have been duly authorized by all requisite corporate action of such Lender; and
(3)    No approval, authorization, order, license or consent of, or registration of filing with, any Governmental Authority or other person is required in connection with such Lender's execution and delivery of this Agreement by such Lender.
(b)    Independent Decision. Each Lender agrees that it has, independently and without reliance upon any other party hereto, or upon the directors, officers, agents or employees of any other party hereto, but only in reliance upon information supplied to it by or on behalf of the Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement and the Loan Documents. Without limiting the foregoing, each Lender acknowledges that it has received copies of the Loan Documents and financial statements, certificates, instruments, documents, affidavits, resolutions and agreements as it deems necessary to make its credit analysis and decisions in respect of the Loan. Each Lender also agrees that it shall, independently and without reliance upon any other party hereto, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents. Except as specifically provided herein, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.
(c)    No Reliance. Each Lender hereby acknowledges that, except as specifically set forth herein, Agent (i) makes no warranty or representation to Lenders for any statements, warranties or representations (written or otherwise, express or implied) made in or in connection with the Loan Documents of for the financial condition of the Borrower or for the title or the value of any of the collateral for the Loan, and (ii) shall not be responsible to the Lenders for any recitals, statements, representations or warranties herein or for the due execution, effectiveness, legality, validity, enforceability, genuineness, sufficiency, or collectability of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Loan or the legality, validity, enforceability, genuineness, sufficiency, perfection or priority of any rights in all or any portion of the collateral for the Loan. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or Guarantor or any holder of any Note shall have been duly authorized or is true, accurate and complete. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the Borrower or any of its Affiliates, or the existence or possible existence of any Event of Default or any default which, with the giving of notice, passage of time, or both, would become an Event of Default.
8.9    Assignments; Participation.
(a)    Permitted Assignments. Any Lender may assign to any affiliate (at no additional liability and at no cost, other than a deminimis cost to Borrower, and provided that no such assignment may result in (i) any additional taxes payable by Borrower, or in (ii) the termination of any Swap Contract) of such Lender (including without limitation an Approved Fund) all or a portion of its respective Commitment Percentage of the Loan, in such a manner as to create privity of contract between such affiliate and the Borrower and to make such affiliate a Lender for all purposes hereunder. Any Lender may, upon the prior approval of Agent not to be unreasonably withheld (and so long as no Event of Default has occurred and is continuing, the prior approval of Borrower, which shall not be unreasonably withheld or delayed, and such consent shall be deemed to have been given if Borrower does not respond within ten (10) Business Days of receipt of Agent's written request for consent), assign to any Eligible Assignee all or a portion of its respective Commitment Percentage of the Loan, in such a manner as to create privity of contract between such person and the Borrower and to make such person a Lender for all purposes hereunder; subject to the following:
(1)    The minimum portion of the total commitment which the assigning Lender may assign to an Assignee Lender shall be Five Million Dollars ($5,000,000.00).
(2)    Such assignment shall have been approved by Agent, which approval shall not be unreasonably withheld.

(3)    The Assignee Lender shall have paid to the Agent an administrative fee of $3,500.00 to process the admission of such Assignee Lender (unless such fee is waived by Administrative Agent).
(4)    The Assignee Lender shall not be Borrower or any of Borrower's Affiliates.
(b)    Assignment and Assumption. The Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee Lender (or to an affiliate of such Lender) until such time as (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee Lender (or such affiliate) shall have been given to the Borrower and Agent by the assigning Lender and the Assignee Lender (or such affiliate); and (ii) the assigning Lender and the Assignee Lender (or such affiliate) shall have delivered to the Borrower and Agent an Assignment and Assumption.
Upon request, Borrower will execute and deliver to Agent, at Borrower's cost not to exceed $10,000, an appropriate replacement promissory note or replacement promissory notes in favor of each assignee (and assignor, if such assignor is retaining a portion of its Commitment Percentage and advances) reflecting such assignee's (and assignor's) Commitment Percentage of the Committed Amount. Upon execution and delivery of such replacement promissory note(s) the original promissory note or notes evidencing all or a portion of the Commitment Percentage of the Committed Amount and advances being assigned shall be canceled and returned to Borrower. For purposes of clarification, if Borrower's costs relating to an Assignment and Assumption exceed $10,000, such costs exceeding $10,000 shall be borne by the Assignee Lender (in addition to the fees under Section 8.9(a) (3) above). Under no circumstances shall Borrower and/or Guarantor be required to execute any certifications or similar documents or to provide any representations or warranties confirming the accuracy of any information or otherwise in connection with any assignment or participation.
(c)    Notice by Agent. Promptly following receipt by Agent of an executed Assignment and Assumption, Agent shall give notice to the Borrower and to the Lenders of: (i) the effectiveness of the assignment by the assigning Lender to the Assignee Lender (or the affiliate of the Lender); and (ii) the revised percentages and maximum amounts of the Commitment Percentage of the Committed Amount in effect as a result of such assignment.
(d)    Adjustment of Shares. Immediately upon delivery of the Assignment and Assumption to Agent, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee Lender (or affiliate of the Lender) and the resulting adjustment of the Commitment Percentage arising therefrom. The Commitment Percentage of the Committed Amount assigned to each Assignee Lender (or such affiliate) shall reduce the Commitment Percentage of the Committed Amount of the assigning Lender by a like amount.
(e)    Rights of Assignee. From and after the date upon which Agent notifies the assigning Lender that it has received an executed Assignment and Assumption: (1) the Assignee Lender (or the Lender's affiliate) thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement; and (2) the assigning Lender shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement.
(f)    Assignee's Agreements. By executing and delivering an Assignment and Assumption, the Assignee Lender (or the Lender's affiliate) thereunder confirms and agrees as follows: (1) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Note or any other instrument or document furnished pursuant to the Loan; (2) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other parties or the performance or observance by the Borrower of any of its obligations under the Note and this Agreement; (3) the Assignee Lender (or such affiliate) has received a copy of this Agreement, together with such other documents and information as the Assignee Lender (or such affiliate) has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption; (4) the Assignee Lender (or such affiliate) will, independently and without reliance upon Agent, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) the Assignee Lender (or such affiliate) hereby appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents and this Agreement as are delegated to Agent thereunder and hereunder, together with such powers as are reasonably incidental thereto; and (6) the Assignee Lender (or such affiliate) agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and confirms the representations and warranties of the assigning Lender under this Agreement. So long as no Event of Default exists, unless Borrower otherwise consents, U.S. Bank shall at all times retain at least 25% of the Committed Amount.
(g)    Participations. Any Lender may sell a participation interest in all or any portion of the Loan without the prior consent of the Agent and Borrower (provided the Agent shall use commercially reasonable efforts to notify Borrower of the names of participants, and will provide the names of any participants upon request by Borrower); provided, however, that each Lender shall retain the sole right to take or refrain from taking any action or making any agreement hereunder or under any of the other Loan Documents, without the consent of any Participant (including, without limitation, any amendment, modification or waiver of any provision of the Loan Documents) (herein, a “Loan Modification Action”); provided further, however, that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any Loan Modification Action with respect to the Loan and/or Loan Documents in which such Participant has an interest, without the consent of such Participant, but only to the extent that such Loan Modification Action would require the consent of all the Lenders pursuant to the terms of Subsections 8.4(b)(1 through 11) hereof. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Loan or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
8.10    Register. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
8.11    Other Business. The Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other considerations from the Borrower or any such affiliate for services in connection with this Agreement and otherwise without having to account for the same to the other parties hereto.
8.12    Consents. If the Agent requests in writing consent or approval from the Lenders and any Lender does not respond to such written request within five (5) Business Days (or such other period as may be provided herein), such Lender shall be deemed to have given such consent or approval.
8.13    Agent as Lender. In its individual capacity as a Lender, U.S. Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment Percentage and the Advances made by it, and as the holder of any Note as it would have were it not also the Agent.
8.14    Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this provision it shall promptly notify the other Lenders of the existence of such default or Event of Default.
8.15    No Reliance by Borrower. Except for the provisions contained in Sections 8.1(a), 8.2(a) and 8.3(a), Sections 8.9(a), (b) and (c) and Section  8.18 hereof (which Borrower shall have the right to eforce), the provisions of this Article VIII are solely for the benefit of Agent and the Lenders, and Borrower shall have no right to rely on or enforce any of the provisions under this Article VIII and in no event shall Borrower have any additional obligations arising solely out of the provisions contained in this Article VIII, except for those obligations expressly provided for in Sections 8.2(b), 8.7(a) and Section 8.9(a), and 8.9(b) of this Agreement. In performing its functions and duties under this Agreement, Agent shall act solely as Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other person.
8.16    Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it.
8.17    Pledge to Federal Reserve Bank. Anything in this Agreement to the contrary notwithstanding, without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 8.17, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 10.
8.18    Confidentiality.
(a)    Lenders agree to use commercially reasonable efforts to preserve the confidential nature of financial information obtained pursuant to the requirements of this Agreement and identified as confidential by Borrower or Guarantor; provided, however, that the foregoing shall not apply to (i) disclosures required of any Lender pursuant to any applicable law, rule, regulation or order of any Governmental Authority, (ii) any information contained in any report prepared or delivered pursuant to the reporting requirements of federal or state securities laws and regulations, including, but not limited to, any prospectus, registration statement, proxy materials or periodic reports, (iii) [Intentionally Deleted], (iv) disclosures made to any third party contractor or consultant engaged in connection with the Loan or the Property, including, but not limited to, any attorney, appraiser, inspector or accountant, so long as the engaging Lender reasonably believes that it is the understanding of such contractor or consultant that confidential information is not to be disclosed, (v) any disclosures made in connection with the enforcement of any of the Loan Documents or any litigation in connection therewith, or (vi) disclosures of information that is publicly available other than as a result of a disclosure by any Lender. In addition, and notwithstanding the foregoing, Agent agrees not to share any confidential information of Borrower or Guarantor with any potential or actual Loan Participant or Assignees without first obtaining Borrower's or Guarantor's consent (which consent shall require an execution of a confidentiality agreement or confidentiality agreements, in form and substance reasonably satisfactory to Borrower).

(b)    Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required by applicable laws, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011‑4; provided, however, that each party acknowledges that any privilege that may exist for the benefit of a party, in such party's sole discretion, to maintain the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

[Signatures on Following Page]

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed and delivered this Agreement as of the date first written above.
Borrower:
KBS SOR II LINCOLN COURT, LLC,
a Delaware limited liability company

By: KBS SOR II ACQUISITION IV, LLC,
a Delaware limited liability company,
its sole member

By: KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company,
its sole member

By: KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By: KBS STRATEGIC OPPORTUNITY REIT II, INC.,
a Maryland corporation,
its sole general partner

By:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel,
Chief Financial Officer

S-1

Agent:
U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as Agent

By:	/s/ Adrian B. Montero
	Name:	Adrian B. Montero
	Title:	Senior Vice President

Lenders:
U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Adrian B. Montero
	Name:	Adrian B. Montero
	Title:	Senior Vice President

S-2

EXHIBIT A
ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is dated as of _______________, 20___, between __________________________________ ("Assignor") and _________________________________________ ("Assignee").

RECITALS:
Assignor is a Lender under that certain Loan Agreement dated as of __________, 20__ (the "Loan Agreement") by and between U.S. Bank National Association in its capacity as a Lender and as Agent (the "Agent") and certain other Lenders named therein, as modified from time to time. The Lenders made a loan to KBS SOR II Lincoln Court, LLC, a Delaware limited liability company ("Borrower"). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Loan Agreement. Assignor desires to assign to Assignee and Assignee desires to accept and assume [a portion of] the rights and obligations of Assignor under the Loan Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.    Assignment. Effective on the Assignment Effective Date (as defined in Section 3 below), Assignor hereby assigns to Assignee an Assigned Share (as defined below) of all of Assignor's right, title, interest and obligations under the Loan Agreement and other Loan Documents. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the "Assigned Rights and Obligations".
The "Assigned Share" means (a) a $________________ portion of the total Committed Amount on the Assignment Effective Date (which shall include Assignee's Commitment Percentage of all Advances outstanding under the Loan Agreement on the Assignment Effective Date). Following the assignment, the Assignee's Commitment Percentage shall equal the quotient of the above portion of the Committed Amount divided by $________________ [insert Loan amount] expressed as a percentage rounded to eight decimal places (i.e., _________%), and the Assignor's Commitment Percentage shall equal _________%.
2.    Assumption. Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.
3.    Effectiveness. This Agreement shall become effective on a date (the "Assignment Effective Date") selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Agent and Borrower. Assignor shall promptly notify Assignee, Agent and Borrower in writing of the Assignment Effective Date.

EXHIBIT A - Page 1

4.    Payments on Assignment Effective Date. In consideration of the assignment by Assignor to and the assumption by Assignee of the Assigned Rights and Obligations, on the Assignment Effective Date (a) Assignee shall pay to Assignor the amount of $________ [usually the Assignee's Commitment Percentage of the outstanding principal], and (b) Assignee shall pay to Agent an assignment processing fee of $3,500.
5.    Allocation and Payment of Interest and Fees.
(a)    Agent shall pay to Assignee all interest, and other amounts not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations ("Borrower Amounts"), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.
(b)    Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date when and as the same are paid by Agent to the other the Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.
(c)    Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable liabilities and costs and indemnification obligations which accrue prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.
(d)    Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Agent's willful misconduct or gross negligence.
6.    Representations and Warranties.
(a)    Each of Assignor and Assignee represents and warrants to the other and Agent as follows:
(i)    It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by this Agreement;
(ii)    The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;
(iii)    This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and
(iv)    All approvals, authorizations or other actions by, or filings with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

EXHIBIT A - Page 2

(b)    Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations, free and clear of any lien or other encumbrance.
(c)    Assignee represents and warrants to Assignor as follows:
(i)    Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of the Borrower and Guarantor and any other person or entity obligated under the Loan Documents (collectively, "Credit Parties"), and the value of any collateral now or hereafter securing any of the Obligations; and
(ii)    Assignee has received a copy of those Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.
7.    No Assignor Responsibility. Assignor makes no representation or warranty and assumes no responsibility to Assignee for:
(a)    the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectability or sufficiency of the Loan Documents or for any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of Borrower or Guarantor to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;
(b)    the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any default or Event of Default under the Loan Documents; or
(c)    the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of Borrower or Guarantor.
Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of Borrower or Guarantor, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.
8.    Assignee Bound By Loan Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Loan Agreement, (b) agrees to be bound by the Loan Agreement as it would have been if it had been an original Lender thereunder, and (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender. Assignee appoints and authorizes Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

EXHIBIT A - Page 3

9.    Assignor Released From Loan Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c).
10.    New Notes. On or promptly after the Assignment Effective Date, Borrower, Agent, Assignor and Assignee shall make appropriate arrangements so that [a] new Note[s] executed by Borrower, dated as of the Assignment Effective Date and in the amount of the [respective] commitment[s] of [Assignor and] Assignee, after giving effect to this Agreement, are issued to [Assignor and] Assignee, in exchange for the surrender by Assignor [and Assignee] to Borrower of any applicable outstanding Note marked "Exchanged". The provisions of this Section 10 are subject to Section 8.9(b) of the Loan Agreement.
11.    General.
(a)    No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.
(b)    This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.
(c)    If Assignor has not assigned its entire remaining commitment of the Loan to Assignee, Assignor may at any time and from time to time grant to others pursuant to the Loan Agreement assignments of or participation in all or part of Assignor's remaining Loan or commitment.
(d)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Agent. The preceding sentence shall not limit the right of Assignee to grant to others assignment of or participation in all or part of the Assigned Rights and Obligations to the extent permitted by the terms of the Loan Agreement.
(e)    All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in Dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Loan Agreement shall be as specified on the signature pages of this Agreement.
(f)    If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.
(g)    Each party shall bear its owns expenses in connection with the preparation and execution of this Agreement.

EXHIBIT A - Page 4

(h)    This Agreement shall be governed by and construed in accordance with the laws of the State of California.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Assignor:
Address: ___________________________________ ___________________________________ ___________________________________ Attention: __________________________	___________________________________ By: ________________________________ Name: _______________________________ Title: _______________________________

Assignee:
Address: ___________________________________ ___________________________________ ___________________________________ Attention: __________________________	___________________________________ By: ________________________________ Name: _______________________________ Title: _______________________________

EXHIBIT A - Page 5

ACKNOWLEDGED AND AGREED (Borrower is executing its signature block below solely for the purpose of acknowledging receipt of the Assignment and Assumption Agreement, to which this acknowledgement is attached, and by signing below, Borrower shall not incur any additional obligations or additional liability except as contemplated by the Loan Documents).

Borrower:
KBS SOR II LINCOLN COURT, LLC,
a Delaware limited liability company

By: KBS SOR II ACQUISITION IV, LLC,
a Delaware limited liability company,
its sole member

By: KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company,
its sole member

By: KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By: KBS STRATEGIC OPPORTUNITY REIT II, INC.,
a Maryland corporation,
its sole general partner

By:
Jeffrey K. Waldvogel,
Chief Financial Officer

Agent:

U.S. BANK NATIONAL ASSOCIATION,
a national banking association
as Agent

By:
Name:
Title:

EXHIBIT A - Page 6

EXHIBIT B
DESCRIPTION OF IMPROVEMENTS
A multi-tenant office building totaling approximately 123,529 square feet and located at 2105 South Bascom Avenue, Campbell, California.

EXHIBIT B - Page 1

EXHIBIT C
LEGAL DESCRIPTION OF THE LAND
That certain real property located in Santa Clara County, California, more particularly described as follows:
PARCEL A AS SHOWN ON THAT CERTAIN PARCEL MAP FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON MAY 23, 1985 IN BOOK 543 OF MAPS, PAGE 38 RECORDS OF SANTA CLARA COUNTY.

EXHIBIT C - Page 1

EXHIBIT D
PERMITTED ENCUMBRANCES
As set forth in Agent's letter of title instructions to the Title Company setting forth Agent's requirements for the Title Policy. In no event shall any deeds of trust, mortgages or other liens securing indebtedness or monetary obligations (other than the Mortgage in favor of Agent for the benefit of Lenders) be "Permitted Encumbrances."

EXHIBIT D

EXHIBIT E
[Intentionally Deleted]

EXHIBIT E

EXHIBIT F
TITLE INSURANCE REQUIREMENTS
A title insurance policy in the form and substance acceptable to Agent in its sole discretion, insuring that on the Closing Date, Borrower owns fee simple title to the Land and that the Mortgage is a valid first lien on the Property in the amount of the Note. The Title Insurance Policy must contain such endorsements as Agent requires, in Agent's sole discretion (subject to availability of such endorsements in California). Except as approved by Agent in writing prior to the Closing Date, the Title Insurance Policy must not contain any survey exceptions, exceptions for rights of parties in possession, easements not of record or unpaid installments of special assessments, or any other exceptions to coverage not approved by Agent. The Title Insurance Policy must contain such reinsurance agreements and direct access agreements as Agent may require. During the term of the Loan, Agent may require other endorsements to the Title Insurance Policy.

EXHIBIT F

EXHIBIT G
Insurance Requirements
I.    PROPERTY INSURANCE
All-Risk Hazard Insurance Policy or Policy Declarations Pages or Binders of Insurance, or such other evidence of insurance acceptable to Agent in its sole discretion, naming the borrowing entity as an insured, reflecting coverage of 100% of the replacement cost, and written by a carrier approved by Agent with a current A.M. Best's Insurance Guide Rating of at least A- VIII (which is authorized to do business in the state in which the property is located) that affirmatively includes the following, either in the standard policy terms or by separate endorsement to the policy:

1.	Mortgage Clause naming Agent as Mortgagee ISAOA ATIMA with a 30-day notice to Agent in the event of cancellation, non-renewal or material change.
Address for Agent is as follows:
U.S. Bank National Association, ISAOA ATIMA
Commercial Real Estate
4100 Newport Place, Suite 900
Newport Beach, CA 92660
Attention: Loan Administration

2.	Lender's Loss Payable Endorsement (ISO 1218 or similar) with a 30-day notice to Agent in the event of cancellation, non-renewal or material change.

3.	Replacement Cost Endorsement.

4.	No Exclusion for Acts of Terrorism (United States Certified Acts of Terrorism coverage – TERRORISM RISK INSURANCE PROGRAM REAUTHORIZATION ACT OF 2007).

5.	No Coinsurance Clause.

6.	Boiler and Machinery Coverage (aka Electrical and Mechanical Breakdown).

7.	Sprinkler Leakage Coverage.

8.	Vandalism and Malicious Mischief Coverage.

EXHIBIT G - Page 1

9.
Flood Insurance covering the building(s) and contents owned by the Borrower (not required initially; only required at such time, if ever, as the Property is designated as a Special Flood Hazard Area (SFHA) (as defined by FEMA or a similar governmental agency), more specifically defined as Flood Zones A, AO, AH, A 1-30, AE, A 99, AR, AR/AA-30, AR/AE, AR/AO, AR/AH, AR/A, VO, V 1-30, VE and V.

10.	Loss of Rents Insurance in an amount of not less than 100% of one year's Rental Value of the Property. "Rental Value" shall include:
(a)    The total projected gross rental income from tenant occupancy of the Property as determined by Agent.
(b)    The amount of all charges which are the legal obligation of tenants and which would otherwise be the obligation of Borrower; and
(c)    The fair rental value of any portion of the Property which is occupied by Borrower.

11.	Collapse Coverage.

12.	Coastal & Other Wind Coverage (as applicable for gulf and east coast properties).

13.	Extra Expense Coverage.

14.	Borrower's coverage is primary and non-contributory with any insurance or self-insurance carried by U.S. Bank National Association (or any other Lender)

15.	Demolition and Increased Cost of Construction.
II.    LIABILITY INSURANCE
Commercial General Liability Policy or Policy Declarations Pages or Binders of Insurance, or such other evidence of insurance acceptable to Agent in its sole discretion, naming the borrowing entity as an insured, providing coverage on an "occurrence" rather than a "claims made" basis and written by a carrier approved by Agent, with a current A.M. Best's Insurance Guide Rating of at least A- VIII. (which is authorized to do business in the state in which the property is located) that affirmatively includes the following, either in the standard policy terms or by separate endorsement to the policy:

1.
Combined general liability policy limit of at least $5,000,000.00 each occurrence and aggregate applying liability for Bodily Injury, Personal Injury, Property Damage, Contractual, Products and Completed Operations which combined limit may be satisfied by the limit afforded under the Commercial General Liability Policy, or by such Policy in combination with the limits afforded by an Umbrella or Excess Liability

EXHIBIT G - Page 2

Policy (or policies); provided, the coverage afforded under any such Umbrella or Excess Liability Policy is at least as broad in all material respects as that afforded by the underlying Commercial General Liability Policy. Such policies must contain a Separations of Insureds / Severability of Interest clause.

2.	No Exclusion for Acts of Terrorism (United States Certified Acts of Terrorism coverage – TERRORISM RISK INSURANCE PROGRAM REAUTHORIZATION ACT OF 2007).

3.	Aggregate limit to apply per location.

4.	Borrower's coverage is primary and non-contributory with any insurance or self-insurance carried by U.S. Bank National Association.

5.
Additional Insured Endorsement naming U.S. Bank National Association as an additional insured with a 30-day notice to Agent in the event of cancellation, non-renewal or material change. A Severability of Interests provision should be included.

Address for Agent is as follows:
U.S. Bank National Association, ISAOA ATIMA
Commercial Real Estate
4100 Newport Place, Suite 900
Newport Beach, CA 92660
Attention: Loan Administration

III.    GENERAL REQUIREMENTS

1.
All policies of insurance required herein must contain an endorsement or agreement by the insurer that any loss will be payable in accordance with the terms of such policy notwithstanding any act or negligence of Borrower or any party holding under Borrower which might otherwise result in forfeiture of said insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against Borrower.

2.
If Agent consents, Borrower may provide any of the required insurance through blanket policies carried by Borrower and covering more than one location, or by policies procured by a party holding under Borrower; provided, however, all such policies must be in form and substance and issued by companies reasonably satisfactory to Agent.

EXHIBIT G - Page 3

IV.    OTHER COVERAGES
At Agent's request, Borrower shall procure and maintain such other insurance, or such additional amounts of insurance, covering Borrower and/or the Property, as Agent shall from time to time require, in the exercise of its reasonable business judgment in light of the commercial real estate practice existing at the time the insurance is issued and in the place where the Property is located, provided such insurance is available at commercially reasonable rates. In addition, the above insurance requirements are subject to change or the imposition of additional coverages if required by applicable laws, regulations or policies applicable to Agent or Lenders or the Property.

EXHIBIT G - Page 4

EXHIBIT  H
NOTICES AND WIRE INSTRUCTIONS
U.S. Bank National Association
Commercial Real Estate
4100 Newport Place, Suite 900
Newport Beach, CA 92660
Attention: Loan Administration

Institution Name:	U.S. Bank National Association
Address:	c/o Commercial Loan Services - West, Portland, OR
ABA Number:	123000220
Account Number:	0034001-2160600
Reference:	KBS SOR II Lincoln Court

EXHIBIT H

EXHIBIT I
COMMITMENTS AND COMMITMENT PERCENTAGES OF LENDERS

Bank	Commitment	Commitment Percentage
U.S. Bank National Association	$36,200,000	100%

EXHIBIT I

EXHIBIT J
FORM OF DRAW REQUEST
(See Attached)

EXHIBIT J - Page 1

Draw Request
Borrower hereby requests an advance of Loan proceeds in the amount of $________, which request is supported by the attached.
Borrower hereby certifies as follows (all terms herein having the meanings set forth in the Loan Agreement (the "Loan Agreement") dated as of May 20, 2016, between Borrower and U.S. Bank National Association, as "Agent" and the Lenders from time to time a party thereto ("Lenders"):
1.    At the date hereof, to the knowledge of Borrower, no suit or proceeding at law or in equity, and, to the knowledge of Borrower, no investigation or proceeding of any governmental body, has been instituted or is threatened, which in either case would substantially, negatively affect the condition or business operations of Borrower or the Property, except the following:

2.    At the date hereof, to the knowledge of Borrower, no default or Event of Default under the Loan Agreement or under any of the other Loan Documents has occurred and is continuing, and, to the knowledge of Borrower, no event has occurred which, upon the service of notice and/or the lapse of time, would constitute an Event of Default thereunder, except the following:

3.    Guarantor is in compliance with all required financial covenants under the Loan Documents.
4.    All bills for labor, materials, equipment, work, services and supplies furnished in connection with the Property, which could give rise to a mechanic's lien if unpaid, have been paid or will be paid before they become delinquent.
5.    The progress of construction of the Tenant Improvements is such that it can be completed on or before the Maturity Date specified in the Loan Agreement for the cost originally represented to Agent, except for the following:

6.    Immediately following the disbursement of the requested funds, the outstanding principal amount of the Loan will not exceed the Committed Amount.
7.    All Tenant Improvement Holdback funds advanced under the Loan Agreement to date pursuant to a Draw Request have been utilized as specified in the Draw Requests pursuant

EXHIBIT J - Page 2

to which the same were advanced, exclusively to pay costs incurred for or in connection with Tenant Improvements and leasing commissions, and Borrower represents that no part of the Loan proceeds have been paid for labor, materials, equipment, work, services or supplies incorporated into or employed in connection with any project other than the Property, as that term is defined in the Loan Agreement. Borrower further represents that all funds covered by this Draw Request are for payment for labor, materials, equipment, work, services or supplies furnished solely in connection with said Property
8.    Borrower authorizes and requests Agent and Lenders to charge the total amount of this Draw Request against Borrower's Loan account and to advance from the proceeds of the Loan the funds hereby requested. The advance made pursuant to this Draw Request is acknowledged to be an accommodation to Borrower and is not a waiver by Agent or Lenders of any defaults or events of default under the Loan Documents or any other claims of Agent or Lenders against Borrower or Guarantor(s).
9.    The representations of Borrower in Article 4 are true and correct in all material respects except as disclosed to Agent in writing.
The advances and disbursements on the attached sheets are hereby approved and authorized.
BORROWER:
__________________________,
a _______________________

By: ______________________

EXHIBIT J - Page 3

EXHIBIT K-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [___________], [20__] (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), among _________, __________, and each lender from time to time party thereto.
Pursuant to the provisions of Section 1.18 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent, and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[___]

EXHIBIT K-1

EXHIBIT K-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [________], 20[__] (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), among ___________, ____________, and each lender from time to time party thereto.
Pursuant to the provisions of Section 1.18 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT K-2

EXHIBIT K-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of [__________], 20[__] (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), among ___________, __________, and each lender from time to time party thereto.
Pursuant to the provisions of Section 1.18 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT K-3

EXHIBIT K-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan Agreement dated as of ___________, 20[__] (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"), among _____________, ___________, and each lender from time to time party thereto.
Pursuant to the provisions of Section 1.18 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and Agent, and (2) the undersigned shall have at all times furnished the Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[__]

EXHIBIT K-4